                                                                  EXECUTION COPY

                                                                  EXHIBIT 2(A.1)

                                MERGER AGREEMENT

                                  BY AND AMONG

                           DUSA PHARMACEUTICALS, INC.,

                           SIRIUS LABORATORIES, INC.,

                                       AND

                  THE SHAREHOLDERS OF SIRIUS LABORATORIES, INC.
                                SET FORTH ON THE
                         SIGNATURE PAGES ATTACHED HERETO

                                DECEMBER 30, 2005

                                TABLE OF CONTENTS

                                                                                                      PAGE
ARTICLE I DEFINITIONS.............................................................................      1

ARTICLE II MERGER; CLOSING........................................................................     11

           2.1       Merger.......................................................................     11
           2.2       Consideration................................................................     11
           2.3       Closing......................................................................     13
           2.4       Closing Obligations..........................................................     13
           2.5       Liability Escrow.............................................................     15
           2.6       Lock-Up......................................................................     16
           2.7       Registration Rights..........................................................     17
           2.8       Assumption of Sirius Liabilities.............................................     17
           2.9       Shareholders and Expense Escrow..............................................     17

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SIRIUS.......................................     18

           3.1       Organization and Good Standing...............................................     18
           3.2       Authority; No Conflict; Consents.............................................     18
           3.3       Capitalization...............................................................     19
           3.4       Financial Statements.........................................................     20
           3.5       Books and Records............................................................     20
           3.6       Title to Assets; Encumbrances................................................     20
           3.7       Revolving Credit and Other Debt..............................................     21
           3.8       Subsidiaries.................................................................     21
           3.9       Intellectual Property Matters................................................     21
           3.10      Related Party Transactions...................................................     22
           3.11      No Undisclosed Liabilities...................................................     22
           3.12      Taxes........................................................................     23
           3.13      Employee Benefits............................................................     24
           3.14      Compliance with Legal Requirements; Governmental Authorizations..............     27
           3.15      Legal Proceedings............................................................     29
           3.16      Absence of Certain Changes and Events........................................     30
           3.17      Material Contracts; No Defaults..............................................     31
           3.18      Insurance....................................................................     32
           3.19      Environmental Matters........................................................     34
           3.20      Brokers or Finders...........................................................     36
           3.21      Accounts Receivable..........................................................     36
           3.22      Inventory....................................................................     36
           3.23      Warranties...................................................................     36
           3.24      Product Liability............................................................     36
           3.25      Customers and Suppliers......................................................     37
           3.26      Product Treatments; Product Returns..........................................     37
           3.27      Complete Copies of Materials.................................................     37
           3.28      Disclosures..................................................................     37
           3.29      Principal Shareholders.......................................................     37

           3.30      Representations Complete.....................................................     38

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS...............................     38

           4.1       Legal Capacity, Organization and Good Standing...............................     38
           4.2       Authority; No Conflict.......................................................     38
           4.3       Ownership of Shares..........................................................     39
           4.4       No Public Sale or Distribution...............................................     39
           4.5       Reliance on Exemptions.......................................................     39
           4.6       Information..................................................................     39
           4.7       No Governmental Review.......................................................     40
           4.8       Transfer or Resale...........................................................     40
           4.9       Legends......................................................................     40
           4.10      Brokers or Finders...........................................................     41
           4.11      Representations Complete.....................................................     41

ARTICLE V REPRESENTATIONS AND WARRANTIES OF DUSA..................................................     41

           5.1       Organization and Good Standing...............................................     41
           5.2       Authority; No Conflict.......................................................     41
           5.3       Investment Intent............................................................     42
           5.4       Certain Proceedings..........................................................     42
           5.5       Brokers or Finders...........................................................     42
           5.6       DUSA Sub.....................................................................     42
           5.7       No Undisclosed Liabilities...................................................     42
           5.8       Representations Complete.....................................................     42
           5.9       Compliance with Legal Requirements...........................................     42
           5.10      SEC Compliance...............................................................     42
           5.11      No Contemplated Sale of DUSA.................................................     43

ARTICLE VI ADDITIONAL AGREEMENTS..................................................................     43

           6.1       Approvals of Governmental Bodies.............................................     43
           6.2       Tax Matters..................................................................     44
           6.3       Expenses.....................................................................     44
           6.4       Sirius Shareholders' Representatives.........................................     45
           6.5       Sirius Information Statement.................................................     45
           6.6       Sirius Shareholder Meeting...................................................     45
           6.7       Investor Questionnaires......................................................     45
           6.8       Unaccredited Investors.......................................................     46
           6.9       Transition...................................................................     46
           6.10      Due Diligence................................................................     46
           6.11      Micanol License Agreement....................................................     46

ARTICLE VII CONDITIONS PRECEDENT TO DUSA'S OBLIGATION TO CLOSE....................................     46

           7.1       Accuracy of Representations..................................................     47
           7.2       Covenants....................................................................     47

           7.3       Board and Shareholder Approval...............................................     47
           7.4       Closing Deliverables.........................................................     47
           7.5       Consents.....................................................................     47
           7.6       No Proceedings...............................................................     47
           7.7       Termination of Sirius Employee Plans.........................................     47
           7.8       Financial Statements.........................................................     47
           7.9       Minimum Participation........................................................     48
           7.10      FIRPTA Affidavit.............................................................     48
           7.11      Non-Competition..............................................................     48
           7.12      Access to Manufacturing and Distribution Facilities..........................     48
           7.13      No Dropped Coverage..........................................................     48
           7.14      Extending Reporting Endorsement..............................................     49
           7.15      Waiver of Right of First Refusal to Purchase Bioglan Shares..................     49
           7.16      Key Contracts................................................................     49
           7.17      Adverse Event Reporting......................................................     49
           7.18      Product Registrations........................................................     49
           7.19      Effective Form S-4...........................................................     49
           7.20      Qualification Fees...........................................................     49
           7.21      Schedules....................................................................     49
           7.22      Disclosures..................................................................     49

ARTICLE VIII CONDITIONS PRECEDENT TO SHAREHOLDERS AND SIRIUS'S OBLIGATION TO CLOSE................     50

           8.1       Accuracy of Representations..................................................     50
           8.2       Covenants....................................................................     50
           8.3       Board Approval...............................................................     50
           8.4       Closing Deliverables.........................................................     50
           8.5       No Proceedings...............................................................     50
           8.6       Disclosures..................................................................     50

ARTICLE IX COVENANTS OF SIRIUS PRIOR TO CLOSING DATE..............................................     50

           9.1       Access and Investigations....................................................     50
           9.2       Operation of Sirius..........................................................     51
           9.3       Negative Covenant............................................................     51
           9.4       Required Approvals...........................................................     51
           9.5       Standstill...................................................................     52
           9.6       Employee Plans...............................................................     53
           9.7       Representation and Warranty Insurance........................................     53

ARTICLE X POST-CLOSING COVENANTS..................................................................     53

           10.1      Sirius Board Nominee.........................................................     53
           10.2      Maintenance of Sirius D&O Insurance..........................................     54
           10.3      Continuity of Sirius Business................................................     54
           10.4      Product Development and Marketing Requirements...............................     54

ARTICLE XI TERMINATION............................................................................     55

           11.1      Termination Events...........................................................     55
           11.2      Effect of Termination........................................................     56
           11.3      Break-Up Fee.................................................................     56

ARTICLE XII SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.....................     57

           12.1      Representations and Warranties...............................................     57
           12.2      Limitation of Liability......................................................     57

ARTICLE XIII INDEMNIFICATION......................................................................     57

           13.1      Indemnification of DUSA Indemnitees..........................................     57
           13.2      Indemnification of the Sirius Shareholders...................................     57
           13.3      Limitations..................................................................     58
           13.4      General Provisions...........................................................     59
           13.5      Procedures for Indemnification - Third Party Claims..........................     59
           13.6      Procedure for Indemnification - Other Claims.................................     61

ARTICLE XIV TAX MATTERS...........................................................................     61

           14.1      Tax Allocation...............................................................     61

ARTICLE XV GENERAL PROVISIONS.....................................................................     62

           15.1      Expenses.....................................................................     62
           15.2      Public Announcements.........................................................     62
           15.3      Confidentiality..............................................................     62
           15.4      Notices......................................................................     62
           15.5      Jurisdiction; Service of Process.............................................     63
           15.6      Further Assurances...........................................................     64
           15.7      Waiver.......................................................................     64
           15.8      Entire Agreement and Modification............................................     64
           15.9      Disclosure Schedules.........................................................     64
           15.10     Assignments, Successors, and No Third-Party Rights...........................     64
           15.11     Severability.................................................................     65
           15.12     Article and Section Headings, Construction...................................     65
           15.13     Governing Law................................................................     65
           15.14     Counterparts.................................................................     65

ARTICLE XVI DISPUTE RESOLUTION....................................................................     65

           16.1      Arbitration..................................................................     65
           16.2      Judicial Proceedings.........................................................     66

                              DISCLOSURE SCHEDULES

Schedule 1.80            New Products
Schedule 1.95            Products
Schedule 1.100           Management Bonus Program
Schedule 2.8             Assumed Liabilities
Schedule 3.1(a)          Executive Officers and Directors of Sirius
Schedule 3.2(b)          No Conflict
Schedule 3.2(c)          Consents
Schedule 3.3(a)          Capitalization and Shareholders
Schedule 3.3(b)          Equity Incentive Plans/Options
Schedule 3.3(c)          Shareholder Agreements
Schedule 3.3(d)          Beneficial Ownership (Fully Diluted)
Schedule 3.4             Financial Statements
Schedule 3.6             Property and Assets
Schedule 3.8             Subsidiaries
Schedule 3.9(a)          Intellectual Property Rights
Schedule 3.9(c)          Claims, Judgments and Disputes
Schedule 3.10            Related Party Transactions
Schedule 3.11            Undisclosed Liabilities
Schedule 3.12(c)         Tax Returns
Schedule 3.13(b)         Plans and Other Benefit Obligations
Schedule 3.13(c)         Effect of Transaction
Schedule 3.14(a)         Compliance with Legal Requirements
Schedule 3.14(b)         Governmental Authorization
Schedule 3.14(c)         Prescription and Non-Prescription Products
Schedule 3.15            Legal Proceedings
Schedule 3.16            Absence of Certain Changes and Events
Schedule 3.17(a)         Material Contracts
Schedule 3.17(b)         Restrictive Contracts
Schedule 3.17(c)         Validity of Material Contracts
Schedule 3.17(d)         Material Compliance
Schedule 3.18(b)         Insurance
Schedule 3.18(c)         Validity of Insurance
Schedule 3.18(d)         Claims-Made Policies
Schedule 3.19(b)         Facilities
Schedule 3.21            Accounts Receivable
Schedule 3.23            Warranties
Schedule 3.24            Product Liability
Schedule 3.25            Customers and Suppliers
Schedule 3.26            Products Treatments; Product Returns
Schedule 4.2(b)          No Conflict
Schedule 4.2(c)          Consents
Schedule 9.6             Employee Plans

                                    EXHIBITS

Exhibit A                Form of Subscription Agreement
Exhibit B                Form of Liability Escrow Agreement
Exhibit C                Form of Registration Rights Agreement
Exhibit D                Form of Shareholders Escrow Agreement
Exhibit E                Form of Expense Escrow Agreement
Exhibit F                Undisclosed Liabilities of DUSA
Exhibit G                Form of the 2006 Micanol License Agreement
Exhibit H1               Form of Non-Competition Agreement
Exhibit H2               Form of Non-Competition Agreement
Exhibit I                Form of Amendment to Harmony Supply and Development Agreement
Exhibit J                Form of Amendment to Amide Supply Agreement

                                                                  EXECUTION COPY

                                MERGER AGREEMENT

      THIS MERGER AGREEMENT (this "Agreement") is made on the 30th day of December, 2005, by and among DUSA Pharmaceuticals, Inc., a publicly traded pharmaceutical company incorporated in the State of New Jersey, with principal offices at 25 Upton Drive, Wilmington, Massachusetts ("DUSA"), Sirius Laboratories, Inc., a privately held specialty pharmaceutical company incorporated in the State of Illinois, with principal offices at 100 Fairway Drive, Suite 130, Vernon Hills, Illinois ("Sirius"), and those shareholders of Sirius set forth on the signature pages hereto (each a "Principal Shareholder" and collectively the "Principal Shareholders"). DUSA, Sirius and the Principal Shareholders are at times referred to each as a "Party" and collectively as the "Parties."

                                    RECITALS

      WHEREAS, pursuant to a Plan of Merger and Reorganization, to be drafted in a form mutually agreeable to the parties and delivered prior to the Closing Date (the "Plan of Merger"), the Parties agree to effect a merger of Sirius with and into a wholly-owned subsidiary of DUSA ("DUSA Sub") to be incorporated by DUSA prior to Closing, resulting in DUSA Sub being the surviving entity, the Sirius Shareholders receiving the consideration provided for herein, and DUSA owning all of the issued and outstanding common stock of DUSA Sub (the "Transaction");

      WHEREAS, the Parties intend that the Transaction constitute a "reorganization" as defined in IRC Section 368(a); and

      WHEREAS, the Parties agree to effect the Transaction and agree to be bound by the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, the Parties, in furtherance of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

      1.1 "Accounts Receivable" means all of Sirius's trade accounts receivable, notes receivable, employee advances and other miscellaneous receivables.

      1.2 "Affiliates" means, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes hereof, the term "controlled" (including the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

      1.3 "Agreement" has the meaning defined in the opening paragraph of this Agreement.

      1.4 "Altana" means Altana Inc., a New York corporation.

      1.5 "Altana Agreement" means the Development, License and Supply Agreement, dated as of June 13, 2005, by and between Sirius and Altana.

      1.6 "Amide" means Amide Pharmaceuticals, Inc., a New Jersey corporation.

      1.7 "Amide Supply Agreement" means the Supply Agreement, dated as of May 18, 2001, by and between Sirius and Amide.

      1.8 "Balance Sheet" has the meaning defined in Section 3.4.

      1.9 "Break-Up Fee" means One Hundred Twenty Five Thousand Dollars ($125,000) on or before February 7, 2006, or Two Hundred Fifty Thousand Dollars ($250,000) thereafter.

      1.10 "Business Day" means any day other than a Saturday, Sunday or federal holiday.

      1.11 "Closing" has the meaning defined in Section 2.3.

      1.12 "Closing Date" has the meaning defined in Section 2.3.

      1.13 "Closing Deliverables" has the meaning defined in Section 2.4(a).

      1.14 "Commercially Reasonable Efforts" means the efforts that a Party desirous of achieving a business result would use in similar circumstances, to ensure that such result is achieved in the context of such Party's business; provided, however, that an obligation to use Commercially Reasonable Efforts does not require the Party subject to that obligation to assume any Material obligations or pay any Material amounts outside the normal course of its business.

      1.15 "Consent" means any approval, consent, ratification, waiver, or other authorization, including any Governmental Authorization.

      1.16 "Consideration" has the meaning defined in Section 2.2.

      1.17 "Contract" means any agreement, contract, license, sublicense, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      1.18 "Damages" means any and all losses, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel, sustained or incurred by the applicable Person after deducting therefrom: (a) any Tax benefit actually recognized by the Person resulting from such Damages; and (b) any insurance proceeds in the order specified in Section 13.3(b) and any indemnity, contribution or other similar payment actually recovered, net of all expenses incurred in prosecuting such claim, by the Person suffering the Damages from any Third Party with respect thereto.

      1.19 "Disclosure Schedules" means, collectively, those schedules delivered by Sirius and attached to and incorporated in this Agreement that set forth the facts and circumstances that qualify the representations and warranties of Sirius in Article III and the Principal Shareholders in Article IV of this Agreement, and "Schedule" means any schedule comprising part of the Disclosure Schedules.

      1.20 "Dissenters Escrow Account" shall have the meaning defined in Section 2.9(a).

      1.21 "Dissenters Escrow Amount" shall be an amount equal to Thirty Million Dollars ($30,000,000) less the Sirius Transaction Expenses and the Expense Escrow Amount multiplied by the Dissenters Multiplier, which amount is to be held in escrow by the Shareholders Escrow Agent pursuant to the terms and conditions of the Shareholders Escrow Agreement.

      1.22 "Dissenters Multiplier" means the total number of Sirius Shares held by the Dissenting Shareholders as of the Closing Date divided by the total number of Sirius Shares issued and outstanding as of the Closing Date.

      1.23 "Dissenting Shareholders" means those shareholders of Sirius who dissent from, refuse to participate in or otherwise fail to take part in the Transaction.

      1.24 "Dollars" means the United States Dollar.

      1.25 "Draft Financial Statements" has the meaning defined in Section 3.4.

      1.26 "DUSA" has the meaning defined in the opening paragraph of this Agreement.

      1.27 "DUSA Change of Control" has the meaning defined in Section 2.2(d).

      1.28 "DUSA SEC Documents" means the reports, registration statements and definitive proxy statements filed by DUSA with the SEC since January 1, 2004.

      1.29 "DUSA Shares" means shares of common stock, no par value per share, of DUSA, having the restrictions set forth in Sections 4.8 and 4.9.

      1.30 "DUSA Sub" has the meaning defined in the Recitals of this Agreement.

      1.31 "Elorac" means Elorac Limited, an Illinois partnership.

      1.32 "Elorac Agreement" means the Sale and Purchase Agreement, dated as of December 18, 2002, by and between Sirius and Elorac.

      1.33 "Employee" means any current employee, consultant or agent of Sirius or its ERISA Affiliates.

      1.34 "Encumbrance" means any mortgage, easement, right of way, charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      1.35 "Environmental Claim" has the meaning defined in Section 3.19(a).

      1.36 "Environmental Laws" has the meaning defined in Section 3.19(a).

      1.37 "Environmental Permits" has the meaning defined in Section 3.19(a).

      1.38 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      1.39 "ERISA Affiliate" has the meaning defined in Section 3.13(a).

      1.40 "Escrow Agent" means the Expense Escrow Agent, Shareholders Escrow Agent and/or the Liability Escrow Agent, as applicable.

      1.41 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      1.42 "Expense Escrow Account" shall have the meaning defined in Section 2.9(b).

      1.43 "Expense Escrow Agent" shall have the meaning defined in Section 2.9(b).

      1.44 "Expense Escrow Agreement" shall have the meaning defined in Section 2.9(b).

      1.45 "Expense Escrow Amount" means the amount of the Consideration to be delivered to the Expense Escrow Agent at Closing for payment of expenses arising after the Closing pursuant to the Expense Escrow Agreement.

      1.46 "Expenses" has the meaning defined in Section 6.3(a).

      1.47 "Fair Market Value" means for purposes of Section 2.2(c)(ii), the average closing price of DUSA Shares on the NASDAQ Stock Market for the last twenty (20) trading days of the month in which the applicable milestone is achieved, which average closing price shall be calculated by adding the closing price of DUSA Shares for each of the twenty (20) designated days and dividing the sum by twenty (20); and shall mean for purposes of Sections 2.2(b) and 2.5 the average closing price of DUSA Shares on the NASDAQ Stock Market for the twenty (20) trading days prior to the public announcement of the Transaction by DUSA, which average closing price shall be calculated by adding the closing price of DUSA Shares for each of the twenty (20) designated days and dividing the sum by twenty (20). If the closing price cannot be calculated for the DUSA Shares on a particular date on any of the foregoing bases, the closing price of such security on such date shall be the fair market value as mutually determined by DUSA and the Shareholder Representatives. DUSA and the Shareholder Representatives shall use Commercially Reasonable Efforts to resolve any dispute regarding the determination of Fair Market Value, provided, however, that the limitation with respect to Material expenditures shall not apply. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period. Should DUSA Shares cease to be quoted on the NASDAQ Stock Market, for purposes of any calculation hereunder, the NASDAQ Stock Market shall be replaced by the applicable exchange or quotation system or in the event the DUSA Shares cease to trade on any exchange or quotation system, then the determination of Fair Market Value shall be mutually determined by DUSA's Board of Directors and the Shareholders' Representatives.

      1.48 "FDA" means the United States Food and Drug Administration, or any successor agency.

      1.49 "FDCA" means the United States Food, Drug and Cosmetic Act, as amended, or any successor law, and the rules and regulations issued pursuant to that Act or successor law.

      1.50 "Final Financial Statements" has the meaning defined in Section 3.4.

      1.51 "Floor" means Twenty Five Thousand Dollars ($25,000).

      1.52 "Form S-4" has the meaning defined in Section 6.8.

      1.53 "Governmental Authorization" means any approval, consent, license, permit, certification, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      1.54 "Governmental Body" means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature, including any governmental agency, branch, department, official, or entity and any court or other tribunal; or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      1.55 "Harmony" means Harmony Laboratories, Inc., a North Carolina corporation.

      1.56 "Harmony Supply and Development Agreement" means the Supply and Development Agreement, dated as of September 18, 2001, by and between Sirius and Harmony Laboratories, Inc.

      1.57 "Hazardous Materials" has the meaning defined in Section 3.19(a).

      1.58 "Indemnitee" and "Indemnitor" have the respective meanings defined in
Section 13.5.

      1.59 "Intellectual Property Rights" means any item of or right under any and all Know-how, Patents, inventions, trademarks, trade names, domain names, service marks, trade dress, slogans, designs, concepts, compilations of information, copyrights, or any application or registration thereof, whether by ownership or license or the ability of an entity to grant access to, or a license or sublicense of, such item or right, and any and all inventions, improvements or discoveries in connection therewith.

      1.60 "Interim Balance Sheet" has the meaning defined in Section 3.4.

      1.61 "Inventory" means all inventory of Sirius's business held for resale and all raw materials, work in process, finished products, shipments in transit, wrapping and supply and packaging items exclusively used or held for use in Sirius's business, including, without limitation, inventory held for distribution to physicians as samples.

      1.62 "Investor Questionnaires" has the meaning defined in Section 6.7.

      1.63 "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      1.64 "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      1.65 "Know-how" means any and all unpatented formulae, processes, trade secrets, technologies and know-how, whether or not patentable, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

      1.66 "Knowledge" means to the applicable person's actual knowledge after reasonable inquiry.

      1.67 "Legal Requirement" means any administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, rule, regulation, guidance, license, permit, statute, or treaty of any Governmental Body.

      1.68 "Liability Escrow Account" has the meaning defined in Section 2.5.

      1.69 "Liability Escrow Agent" has the meaning defined in Section 2.5.

      1.70 "Liability Escrow Agreement" has the meaning defined in Section 2.5.

      1.71 "Liability Escrow Amount" has the meaning defined in Section 2.5.

      1.72 "Material" means, (i) when used in connection with a monetary amount, an amount of Twenty Five Thousand Dollars ($25,000) or more; and (ii) when used with respect to a non-monetary concepts or a concept that is both monetary and non-monetary, information that a reasonably prudent person would find important in deciding to take an action (or not take an action).

      1.73 "Material Adverse Effect (or Change)" means (i) any effect or change that is Materially adverse to the business, assets, condition (financial or otherwise), operating results, or operations of a particular Person taken as a whole, including, without limitation, a court order or permanent injunction with respect to the continued manufacturing, production and/or marketing of a Product or the engaging of counsel with respect to any Third Party Intellectual Property Rights Materially affecting the Products, (ii) a Material impairment of such Person's ability to consummate the Transaction; (iii) a greater than five percent (5%) detrimental deviation between the 2003 Draft Financial Statements and the 2003 Final Financial Statements, the 2004 Draft Financial Statements and the 2004 Final Financial Statements, and the September 30, 2005 Sirius management financial statements and the 2005 Final Financial Statements, respectively, with respect to net sales and/or profit/loss with the exception of variances caused by adjustments related to revenue recognition, compensation expense, and reserves for returns and allowances, or
(iv) the failure by Sirius to deliver the Final Financial Statements as provided for herein.

      1.74 "Material Contracts" has the meaning defined in Section 3.17(a).

      1.75 "Milestone Payments" means the payments to be made upon the satisfaction of the conditions and the absence of certain events set forth in
Section 2.2(c), subject to adjustments, if any.

      1.76 "Milestone Termination Date" means the date that is forty-two (42) months after the Closing Date.

      1.77 "Minimum Marketing Standards" means Commercially Reasonable Efforts to sell and/or promote the New Products selected for development pursuant to this Agreement (including to achieve marketing launch and/or regulatory approval of such New Products subject to the terms of Section 10.4(c) permitting DUSA to cease development of any New Product candidate) and the Products (as applicable) in a manner consistent with Sirius's past practices (including merely sampling certain Products) or the customary practices within the industry, including, without limitation, sales force promotion, sales incentive bonuses, product sampling and non-personal promotion, all at levels consistent with good faith operations of DUSA aimed at providing Sirius Shareholders with a realistic opportunity to achieve the sales milestones described in Section 2.2(c); provided, however, that it is understood and agreed that (a) the sales force used in working towards achieving the Minimum Marketing Standards will not be required to exclusively promote the New Products and the Products and may simultaneously promote DUSA's other existing and future products and services, and (b) the monetary amounts expended and activity levels applied to such marketing efforts by DUSA may be greater or less than the amounts and levels currently expended and applied by Sirius.

      1.78 "Multi-Employer Plan" has the meaning defined in Section 3.13(a).

      1.79 "Net Sales" means with respect to any Product and New Product, the gross amount invoiced by DUSA to unrelated third parties for such Product and New Product less deductions for: (a) sales and excise taxes and duties and any other governmental charges imposed upon the production, importation, use or sale of any Product or New Product; (b) trade, quantity and cash discounts actually allowed; (c) allowances or credits to customers on account of rejection or return of any Product or New Product or on account of retroactive price reductions affecting any Product or New Product; and (d) product rebates and charge backs, including those granted to governmental agencies, managed care entities and pharmaceutical benefit management service entities; in each case, as accounted for in accordance with United States Generally Accepted Accounting Principles, as applicable, or their equivalents in other countries, as applicable, but in any case, consistently applied.

      1.80 "New Products" means the product candidates set forth on Schedule
1.80 hereto.

      1.81 "Organizational Documents" means the articles or certificate of incorporation (including without limitation certificate(s) of designation), bylaws, certificate(s) of authority to conduct business, and any amendment to any of the foregoing, of a corporation.

      1.82 "Other Benefit Obligation" has the meaning defined in Section
3.13(a).

      1.83 "Paid Sirius Expenses" means any Sirius Transaction Expenses which have been or will be paid by Sirius prior to the Closing.

      1.84 "Participating Shareholders" means the Principal Shareholders and other Sirius Shareholders who exchange their Sirius Shares for DUSA Shares at the Closing and who collectively hold greater than ninety percent (90%) of the issued and outstanding Sirius Shares on a fully diluted basis on the Closing Date, and, if approved by the requisite number of Sirius Shareholders at the meeting of Sirius Shareholders described in Section 6.6, those holders of Sirius Options who elect to exercise their options, respectively, with or without cash, in exchange for the right to participate in the Transaction prior to Closing.

      1.85 "Party" and "Parties" has the meaning defined in the opening paragraph of this Agreement.

      1.86 "Patents" means the patents and patent applications in any country in the world, together with any patents that may issue therefrom in any country in the world, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing and any patents based on applications that claim priority from any of the foregoing; and a "Patent" shall be any one of the foregoing.

      1.87 "Pension Plan" has the meaning defined in Section 3.13(a).

      1.88 "Perrigo" means Perrigo Company, a Michigan company.

      1.89 "Perrigo Agreement" means the Supply Agreement, dated October 21, 2005, by and between Perrigo and Sirius.

      1.90 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

      1.91 "Plan" has the meaning defined in Section 3.13(a).

      1.92 "Plan of Merger" has the meaning defined in the Recitals to this Agreement.

      1.93 "Principal Shareholders" means those shareholders of Sirius whose names are set forth on the signature pages attached to this Agreement, who are the holders of greater than eighty-eight percent (88%) of the issued and outstanding Sirius Shares as of the date of this Agreement.

      1.94 "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, inquiry or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      1.95 "Products" means those products of Sirius set forth on Schedule 1.95 to this Agreement.

      1.96 "Qualified Plan" has the meaning defined in Section 3.13(a).

      1.97 "Regulation D" has the meaning defined in the Securities Act.

      1.98 "Representation and Warranties Insurance" has the meaning defined in
Section 9.7.

      1.99 "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      1.100 "Restricted Payment" means any acceleration or increase by Sirius of any salaries, or any acceleration, payment or increase by Sirius of any bonuses or other compensation, severance or similar payments to any service provider, shareholder, director or officer since the Interim Balance Sheet, except for any payment or prepayment of any Sirius Debt Obligations or payments made in the ordinary course of business; provided, however, Restricted Payments shall not include Sirius's 2005 Management Bonus Program attached hereto as Schedule 1.100, or payment of Expenses as contemplated herein.

      1.101 "SEC" means the United States Securities and Exchange Commission.

      1.102 "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

      1.103 "Shareholder Representatives" has the meaning defined in Section
6.4.

      1.104 "Shareholders Escrow Agent" shall have the meaning defined in
Section 2.9(a).

      1.105 "Shareholders Escrow Agreement" shall have the meaning defined in
Section 2.9(a).

      1.106 "Sirius" has the meaning defined in the opening paragraph of this Agreement.

      1.107 "Sirius Debt Obligations" means, as of a particular date, the following obligations of Sirius: Sirius's Expenses other than the Sirius Transaction Expenses, and up to One Million Dollars ($1,000,000) of outstanding liabilities with respect to The PrivateBank and Trust Company Obligation, subject to the terms and conditions set forth in Section 2.4(a)(vii).

      1.108 "Sirius Facility" means any offices, land or other facilities now or formerly owned, operated, leased, managed, used, controlled or occupied by or on behalf of Sirius in connection with Sirius's business or any predecessor-in-interest of Sirius.

      1.109 "Sirius Options" has the meaning defined in Section 3.3(b).

      1.110 "Sirius Shareholders" means all shareholders of Sirius on a fully diluted, as converted to common stock, basis.

      1.111 "Sirius Shares" means the shares of common stock, $.01 par value per share, of Sirius.

      1.112 "Sirius Transaction Expenses" has the meaning defined in Section 6.3(a)(ii).

      1.113 "Tax" and "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, excise, transfer, severance, value added, ad valorem, sales, use, wage, payroll, workmen's compensation, employment, occupation, estimated, withholding, social security, unemployment, disability, and real and personal property taxes; taxes measured by or imposed on capital; levies, imports, duties, license and legislation fees; and any other tax of any kind whatsoever imposed by any Governmental Body, including assessments in the nature of taxes; interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; any transferee or secondary liability for taxes and any taxes due as a result of being a member of any affiliated, consolidated, combined or unitary group or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement.

      1.114 "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      1.115 "The PrivateBank and Trust Company Obligations" means all indebtedness and obligations owed by Sirius to The PrivateBank and Trust Company under (a) that certain Business Loan Agreement, dated August 1, 2005, between Sirius and The PrivateBank and Trust Company; and (b) that certain Promissory Note, dated August 1, 2005, in the principal amount of $2,000,000, payable by Sirius to the order of The PrivateBank and Trust Company.

      1.116 "Third Party" means any Person other than DUSA, Sirius and the Principal Shareholders.

      1.117 "Third Party Manufacturer" has the meaning defined in Section 3.14(c)(iv).

      1.118 "Title IV Plans" has the meaning defined in Section 3.13(a).

      1.119 "Transaction" has the meaning defined in the Recitals of this Agreement.

                                   ARTICLE II
                                 MERGER; CLOSING

      2.1 MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Closing, Sirius shall merge with and into DUSA Sub and the Sirius Shareholders shall receive the Consideration set forth below.

      2.2 CONSIDERATION. The aggregate consideration paid to the Sirius Shareholders shall be up to Thirty Million Dollars ($30,000,000), which amount shall be adjusted as provided for herein (the "Consideration"). The Consideration shall be paid as follows:

            (a) Eight Million Dollars ($8,000,000) in cash, less (i) the Sirius Transaction Expenses, which shall be paid at Closing as provided in Section 6.3,
(ii) the Expense Escrow Amount, which shall be paid at Closing as provided in Sections 2.2(f) and 2.9(b), and (iii) the Dissenters Escrow Amount, which shall be paid to the Shareholders Escrow Agent at Closing, as provided in Section 2.9(a), shall be paid on a pro rata basis within five (5) Business Days following the Closing Date (or such shorter time period as may be reasonably practicable with respect to any Participating Shareholder who provides valid wire transfer instructions for such payments to DUSA in advance of the Closing) directly to the Participating Shareholders in accordance with their respective ownership percentages of the Sirius Shares set forth in Schedule 3.3(a), as shall be confirmed as of the Closing Date.

            (b) Subject to Section 2.5, a number of DUSA Shares having a Fair Market Value of Seventeen Million Dollars ($17,000,000) as of the date of the official public announcement of the Transaction shall be paid on a pro rata basis on the Closing Date directly to the Participating Shareholders, in accordance with their respective ownership percentages of the Sirius Shares set forth in Schedule 3.3(a).

            (c) An aggregate amount of up to Five Million Dollars ($5,000,000) shall be paid when due following the Closing to the Participating Shareholders on a pro rata basis with respect to the following milestone events that are achieved prior to the date that is forty-two (42) months from the Closing Date:

                  (i) One Million Five Hundred Thousand Dollars ($1,500,000) in cash will be paid on a pro rata basis to the Sirius Shareholders in Five Hundred Thousand Dollar ($500,000) increments within ten (10) Business Days of each of the following milestone events (in each case subject to Section 10.4): (A) the marketing launch of New Product No. 1 as set forth on Schedule 1.80 being developed pursuant to the Perrigo Agreement, which does not require FDA pre-marketing approval; (B) the receipt of FDA pre-marketing approval of New Product No. 2 as set forth on Schedule 1.80 being developed pursuant to the Altana Agreement, which requires FDA approval; and (C) the marketing launch of any other New Product (i.e., other than those identified with respect to the Milestone Payments triggered by clause (A) or (B)), to be selected as provided in Section 10.4 below, whether or not FDA approval is required for such New Product.

                  (ii) Three Million Five Hundred Thousand Dollars ($3,500,000) to be paid, in cash or DUSA Shares, as determined by DUSA in its sole discretion, within ten (10)

Business Days following the month in which a respective milestone is satisfied, if at all, of each of the following milestone events (in each case subject to Section 10.4): (A) One Million Five Hundred Thousand Dollars ($1,500,000) when cumulative Net Sales of the Products and the New Products reach Twenty Five Million Dollars ($25,000,000); (B) One Million Dollars ($1,000,000) when cumulative Net Sales of the Products and the New Products reach Thirty Five Million Dollars ($35,000,000); and (C) One Million Dollars ($1,000,000) when cumulative Net Sales of the Products and the New Products reach Forty Five Million Dollars ($45,000,000).

      In the event DUSA chooses to make any or all such Milestone Payments in DUSA Shares, such DUSA Shares shall have a Fair Market Value as close as is reasonably possible to the amount of the Milestone Payment after taking into account that no fractional DUSA Shares shall be issued in accordance with
Section 2.2(e).

            (d) No interest shall accrue on any Milestone Payments, if any, to be paid, hereunder; provided such Milestone Payments are timely made in accordance with the terms of this Agreement. Interest on Milestone Payments not timely made in accordance with the terms hereof will accrue at an annual rate equal to the prime rate published in the Wall Street Journal (or a successor publication in the event the Wall Street Journal is no longer available) on the applicable due date of the late payment, plus five percent (5%). DUSA's obligation to pay each Milestone Payment, respectively, shall terminate if the aforementioned approvals, launches or cumulative Net Sales target amounts applicable to such Milestone Payments are not achieved by the Milestone Termination Date; provided, however, that, in the event of any sale, merger, dissolution, liquidation, winding-up, change of control or similar transaction involving DUSA (any such event being referred to as a "DUSA Change of Control") prior to the Milestone Termination Date, each Milestone Payment not already due and payable hereunder shall become immediately due and payable upon the effective date of such transaction, (i) in an amount equal to fifty percent (50%) of the amount of such Milestone Payment specified herein, or (ii) if such transaction occurs on or after the second (2nd) anniversary of the Closing Date and the cumulative Net Sales with respect to the Products and the New Products equals or exceeds Twenty Million Dollars ($20,000,000) for the period beginning on the Closing Date through the effective dates of such transaction, in an amount equal to one hundred percent (100%) of the amount of such Milestone Payment specified herein. Upon payment in-full of such amount under subparagraph
(d)(i) or (ii) above in connection with a DUSA Change of Control, neither DUSA nor its successors or assigns shall have any further obligation or liability with respect to any of the Milestone Payments hereunder.

            (e) No fractional DUSA Shares shall be issued in satisfaction of the Consideration. DUSA shall be entitled to pay cash for any pro rata DUSA Share that is less than one whole DUSA Share.

            (f) The Expense Escrow Amount, in immediately available funds, shall be delivered to the Expense Escrow Agent on the Closing Date and held on behalf of the Participating Shareholders as provided for in Section 2.9(b) below. The Expense Escrow Amount shall be used to pay, unless paid prior to or at Closing, the legal expenses of Sirius in connection with the Transaction (other than such amounts to be paid by DUSA pursuant to Section 6.3(a)(ii) of this Agreement), any payments due to Elorac as a result of a change of control of Sirius under the Elorac Agreement, the premiums in connection with the extended reporting endorsement for each claims-made insurance policy as provided for in
Section 3.18(d), and other Sirius Shareholder post-Closing expenses, all of which in the aggregate are estimated to be Six Hundred Fifty Thousand Dollars ($650,000), in accordance with the terms of this Agreement and the Expense Escrow Agreement.

            (g) The Dissenters Escrow Amount, in immediately available funds, shall be delivered to the Shareholders Escrow Agent on the Closing Date and held on behalf of the Dissenting Shareholders as provided for in Section 2.9(a) below. The Dissenters Escrow Amount shall be used to pay the Dissenting Shareholders in accordance with the terms of this Agreement and the Shareholders Escrow Agreement.

      2.3 CLOSING. Subject to the satisfaction of all of the Closing conditions set forth in this Agreement, unless waived, the closing of the Transaction (the "Closing") will take place at the offices of Reed Smith LLP at 136 Main Street, Suite 250, Princeton, New Jersey 08543 at 10:00 a.m. (EST) (a) on or before February 7, 2006, or (b) on such later date as mutually agreed upon by Sirius and DUSA, but in no event later than the date which is six (6) months from the date of the execution of this Agreement. (the "Closing Date").

      2.4 CLOSING OBLIGATIONS.

            (a) On or prior to the Closing Date, the Principal Shareholders or Sirius, as appropriate, shall deliver or cause to be delivered to DUSA in a form satisfactory to DUSA and its counsel the following (the "Closing Deliverables"):

                  (i) stock certificates representing all of the Sirius Shares being exchanged in connection with the Transaction, duly endorsed with signatures guaranteed (or accompanied by duly executed stock powers) for conversion to DUSA Shares;

                  (ii) a certificate executed by Sirius to the effect that each of the representations and warranties of Sirius contained in this Agreement were true and correct when made and are true and correct as of the Closing Date; and that the Participating Shareholders hold ninety (90%) percent or more of the issued and outstanding shares of Sirius Stock on a fully diluted as converted to common stock basis on the Closing Date.

                  (iii) a certificate executed by each Principal Shareholder holding in excess of five percent (5%) of the Sirius shares to the effect that each of the representations and warranties of the Principal Shareholders contained in this Agreement, were true and correct when made and are true and correct as of the Closing Date;

                  (iv) a fully completed and executed subscription agreement, substantially in the form attached hereto as Exhibit A, from each Participating Shareholder;

                  (v) a certificate as to the incumbency of officers;

                  (vi) a legal opinion from counsel of Sirius in form and substance reasonably satisfactory to DUSA and its counsel;

                  (vii) written confirmation from The PrivateBank and Trust Company that the Transaction, and, if necessary, the assumption by DUSA of The PrivateBank and Trust Company Obligations, will not result in a default under The PrivateBank and Trust Company Obligations;

                  (viii) written confirmation, in form and substance reasonably satisfactory to DUSA, that as of the Closing the aggregate outstanding amount of The PrivateBank and Trust Company Obligations does not exceed One Million Dollars ($1,000,000) and that such amount does not exceed the cost of the Inventory then held by Sirius.

                  (ix) an executed counterpart of the Articles of Merger to be filed with the Secretary of State of Illinois and the Certificate of Merger to be filed with the Secretary of State of New Jersey; and

                  (x) an executed Plan of Merger adopted by the responsible officers of Sirius and meeting the requirements of IRC Reg. 1.368-3.

                  (xi) audited consolidated financial statements of Sirius for the years ended December 31, 2003, 2004 and 2005, respectively, that meet the requirements of Item 9.01 of Form 8-K and the applicable provisions of Regulation S-X.

            (b) On or prior to the Closing Date, DUSA shall, in a form satisfactory to Sirius and its counsel, deliver to:

                  (i) the Participating Shareholders and the Escrow Agent, those portions of the Consideration due pursuant to Sections 2.2(a), 2.2(b), 2.2(f) and 2.2(g);

                  (ii) Sirius, a certificate executed by DUSA to the effect that each of the representations and warranties of DUSA contained in this Agreement were true and correct when made and are true and correct as of the Closing Date;

                  (iii) Sirius, an executed counterpart of the Articles of Merger to be filed with the Secretary of State of Illinois and the Certificate of Merger to be filed with the Secretary of State of New Jersey;

                  (iv) Sirius, an executed Plan of Merger adopted by the responsible officers of DUSA and meeting the requirements of IRC Reg. 1.368-3.

                  (v) Sirius, an Assignment and Assumption of Sirius Debt Obligations.

            (c) On or prior to the Closing Date, the Parties shall execute and deliver to each other the Liability Escrow Agreement, the Shareholders Escrow Agreement, the Registration Rights Agreement, any consulting agreements and all other agreements, certifications, and other documents, as necessary and appropriate.

      2.5 LIABILITY ESCROW.

            (a) At the Closing, DUSA shall withhold a number of DUSA Shares having a Fair Market Value of Three Million Dollars ($3,000,000) (the "Liability Escrow Amount") from that portion of the Consideration to be issued pursuant to
Section 2.2(b) and shall instead deliver the Liability Escrow Amount to American Stock Transfer and Trust Company, who shall act as escrow agent (the "Liability Escrow Agent"), for deposit into an escrow account (the "Liability Escrow Account"). The Liability Escrow Amount shall be withheld from the Consideration to be issued pursuant to Section 2.2(b) on a pro rata basis among all of the Participating Shareholders in proportion to the aggregate amount of the Consideration each such Participating Shareholder would otherwise be entitled to receive at Closing. The Liability Escrow Amount shall be held pursuant to the provisions of an escrow agreement (the "Liability Escrow Agreement"), substantially in the form attached as Exhibit B.

            (b) The Liability Escrow Amount will be available to satisfy the indemnification obligations of Sirius and the Sirius Shareholders hereunder pursuant to the terms of Article XIII to compensate DUSA for any Damages incurred by DUSA pursuant to (i) any undisclosed liabilities of Sirius arising prior to the Closing Date, (ii) subject to Section 2.5(f), a court order, temporary restraining order, permanent injunction, cease and desist letter or other notice containing a significant threat to the continued manufacturing, production and/or marketing of a Product with respect to any Third Party Intellectual Property Rights relating to any of the Products; provided, however, that for purposes of indemnification hereunder, the maximum portion of the Liability Escrow Amount available to satisfy any claim with respect to a Product pursuant to Section 2.5(b)(ii) shall be equal to the Liability Escrow Amount reduced on a Dollar for Dollar basis by the amount of the revenue recognized by DUSA or DUSA Sub from such Product referenced in this clause (ii) from and after the Closing, and, subject to Section 2.5(f) below, as of the date upon which DUSA retains litigation counsel to defend any claim in connection with this clause (ii) (the "Claim Date"), the amount of revenue recognized with respect to such Product following the Claim Date will be offset by the amount of Damages incurred by DUSA from and after the Claim Date, (iii) any Material breach of any representation, warranty or covenant made by Sirius or a Principal Shareholder made in this Agreement or otherwise in connection with the Transaction, (iv) any tort claim, including, but not limited to, negligence and strict liability claims, and claims for intentional misconduct or wrongdoing; and (v) any Taxes to the extent provided in Article XIV. The value per share of each of the DUSA Shares used to satisfy a claim, if any, shall equal the same value per share as calculated for purposes of Section 2.2(b). For purposes of clarity, this means that in the event a claim is made, the value per DUSA Share as calculated pursuant to Section 2.2(b) of this Agreement shall be used notwithstanding the fact that the fair market value of a share of the common stock of DUSA at the time of the claim may be lower or higher than the value calculated in accordance with Section 2.2(b) of this Agreement.

            (c) No claims may be offset against the Liability Escrow Amount after two (2) years following the Closing Date. In addition, notwithstanding anything herein to the contrary, DUSA may not make any claim against the Liability Escrow Amount and the Liability Escrow Agent shall not release any Liability Escrow Amount to DUSA unless and until any individual claim or group of like claims is equal to or exceeds the Floor and all cumulative claims exceed One Hundred Thousand Dollars ($100,000), and shall be otherwise subject to the limits set forth in Article XIII hereof; provided, however, for purposes of determining whether any individual claim equals or exceeds the Floor, DUSA shall be permitted to aggregate "like claims" falling within the following specified categories: (i) contractual claims with respect to any and all contracts assumed by DUSA in connection with the Transaction, (ii) unpaid taxes and other governmental claims, (iii) tort claims, including, but not limited to, negligence and strict liability claims, and (iv) claims for intentional misconduct or wrongdoing. In consideration of the foregoing, all claims shall be considered to fall within one of the four categories specified above. In the event a claim could fit into 2 or more categories, it shall be applied in its entirety to the category that is most applicable. For purposes of clarity, individual claims each falling below the Floor shall be eligible to be offset against the Liability Escrow Amount if, when grouped together in the aforementioned categories, such claims in the aggregate equal or exceed the Floor and all claims cumulatively exceed One Hundred Thousand Dollars ($100,000). Further, once cumulative claims exceed One Hundred Thousand Dollars ($100,000), it will not be necessary for subsequent claims to again cumulatively exceed One Hundred Thousand Dollars ($100,000) so long as claims including aggregated "like claims" exceed the Floor as set forth above.

            (d) To the extent that there are any DUSA Shares remaining in the Liability Escrow Account which have not been reserved for asserted claims under the Liability Escrow Agreement on the date that is two (2) years after the Closing Date, such DUSA Shares will be released on a pro rata basis to the Participating Shareholders.

            (e) Notwithstanding the foregoing, upon the effective date of any DUSA Change of Control, the Liability Escrow Amount shall be immediately released from the Liability Escrow Account by the Liability Escrow Agent. DUSA shall be entitled to pay cash for any pro rata DUSA Share that is less than one whole DUSA Share and shall not issue any fractional shares as provided in
Section 2.2(e).

            (f) DUSA shall notify the Shareholder Representatives of any matter described in Section 2.5(b)(ii) as promptly as practicable after DUSA obtains Knowledge thereof. DUSA shall consult with the Shareholder Representatives and shall take such Commercially Reasonable Efforts as may be appropriate, including, without limitation, entering into litigation with respect thereto after reasonably considering the circumstances with regard to such potential litigation, including, but not limited to, the cost to DUSA to enter into and maintain such litigation, the estimated time period necessary to successfully conclude such litigation, and the amount of the Liability Escrow Amount remaining available for indemnification purposes; provided, however, that DUSA shall not be required to spend any amount in excess of the available Liability Escrow Amount on any defense of its rights with respect to such Products. DUSA may only make a claim with respect to the Liability Escrow Amount under Section 2.5(b)(ii) in the event DUSA has, in its commercially reasonable discretion after consulting with the Shareholder Representatives, engaged litigation counsel directly in response thereto.

      2.6 LOCK-UP. DUSA Shares to be issued as provided for in Section 2.2(b) to any Sirius Shareholder who owns directly or beneficially five percent (5%) or more of the issued and outstanding Sirius Shares shall be subject to a lock-up of the DUSA Shares (the "Escrowed Shares"). The Escrowed Shares shall be held in escrow by the Shareholders Escrow Agent in an account separate from the Dissenters Escrow Account with fifty percent (50%) of such Escrowed Shares being released on the first anniversary of the Closing Date and the balance being released on the second anniversary of the Closing Date. In addition, each other Sirius Shareholder receiving DUSA Shares hereunder who also receives (as determined by Sirius in advance of the Closing) the estimated 2006 revenue and loss ranges for DUSA (following the consummation of the Transaction) shall agree to be subject to a lock-up of such DUSA Shares until the earlier of
(i) the first anniversary of the Closing Date, or (ii) the date on which such estimated 2006 revenue and loss ranges for DUSA (following the consummation of the Transaction) is announced to the public by DUSA or such information is deemed by DUSA in its reasonable discretion (in which case it will so notify such locked-up Sirius Shareholders) no longer Material to the business and operations of DUSA and/or DUSA Sub. If either the first or second anniversary of the Closing Date shall not fall on a Business Day, the respective Escrowed Shares shall be released as provided for herein on the next succeeding Business Day. Notwithstanding the foregoing, upon the effective date of any DUSA Change of Control, the Escrowed Shares shall be released from the escrow account by the Shareholders Escrow Agent and all of the obligations of the Sirius Shareholders pursuant to this Section 2.6 shall immediately terminate and cease to be of further force or effect, subject to applicable securities laws.

      2.7 REGISTRATION RIGHTS. At Closing, to the extent the Form S-4 has not been prepared in accordance with this Agreement, the Parties shall execute a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which DUSA shall provide certain registration rights with respect to the DUSA Shares under the Securities Act and applicable state securities laws which shall provide each Participating Shareholder with rights to have his, her or its DUSA Shares registered promptly after Closing as further provided in the Registration Rights Agreement.

      2.8 ASSUMPTION OF SIRIUS LIABILITIES. Effective as of the Closing, DUSA shall assume all liabilities of Sirius as shown on Schedule 2.8 (to be updated by Sirius prior to the Closing to include all liabilities incurred in the ordinary course between the date hereof and the Closing Date),the outstanding liabilities shown on the Interim Balance Sheet and all Sirius Debt Obligations, except as otherwise specifically provided for herein; provided, however, that DUSA shall have the right in its reasonable discretion to reject any Restricted Payments or liabilities otherwise accruing outside of the ordinary course between the date hereof and the Closing Date.

      2.9 SHAREHOLDERS AND EXPENSE ESCROW.

            (a) The Dissenters Escrow Amount shall be delivered to American Stock Transfer and Trust Company, who will act as escrow agent with respect to the Dissenters Escrow Amount (the "Shareholders Escrow Agent"), in immediately available funds on the Closing Date for deposit into a designated account (the "Dissenters Escrow Account"). The Dissenters Escrow Amount shall be held pursuant to the provisions of an escrow agreement (the "Shareholders Escrow Agreement"), substantially in the form attached hereto as Exhibit D, to be entered into at or prior to the Closing.

            (b) The Expense Escrow Amount shall be delivered to Chicago Title and Trust Company, who will act as escrow agent with respect to the Sirius Shareholders (the "Expense Escrow Agent"), in immediately available funds on the Closing Date for deposit into a designated account (the "Expense Escrow Account"). The Expense Escrow Amount shall be held pursuant to the provisions of an escrow agreement (the "Expense Escrow Agreement"), substantially in the form attached hereto as Exhibit E, to be entered into at or prior to the Closing.

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES REGARDING SIRIUS

      Sirius hereby represents and warrants to DUSA as follows:

      3.1 ORGANIZATION AND GOOD STANDING.

            (a) Sirius is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Schedule 3.1(a) sets forth the current directors and executive officers of Sirius. Except as set forth on Schedule 3.1(a), Sirius is duly qualified and authorized to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required or where failure to be so qualified would not have a Material Adverse Effect on Sirius. To the extent reasonably practicable, Sirius shall have paid in advance of Closing any fees and penalties arising as a result of any such failure to qualify.

            (b) Sirius does not own any shares of capital stock or any interest in, or does not control, and is not controlled by, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

            (c) Sirius has provided to DUSA true and correct copies of the Organizational Documents of Sirius, as currently in effect.

      3.2 AUTHORITY; NO CONFLICT; CONSENTS.

            (a) This Agreement constitutes the legal, valid, and binding obligation of Sirius, enforceable against Sirius in accordance with its terms. Sirius has all corporate right, power and authority to execute and deliver this Agreement and the other documents to be executed in connection herewith and to perform its obligations under this Agreement and the documents to be executed in connection herewith.

            (b) Except as set forth in Schedule 3.2(b), the execution, delivery and performance of this Agreement will not (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of Sirius, or (2) any resolution of Sirius adopted by its board of directors or shareholders;

                  (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Sirius; or

                  (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract, to which Sirius is a party or by which Sirius may be bound.

            (c) Except as set forth in Schedule 3.2(c), Sirius is not, and will not be, required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement.

      3.3 CAPITALIZATION.

            (a) The total authorized capital stock of Sirius consists of 25,000,000 shares of Common Stock, of which 20,737,079 are issued and outstanding and no shares are held in treasury. Sirius has no other authorized classes of capital stock. The Sirius Shares have been duly authorized and are validly issued and are fully paid and nonassessable and, except as set forth on
Schedule 3.3(a), are not subject to preemptive rights created by statute, the Organizational Documents of Sirius or any Contract. Except as referenced in
Schedule 3.3(a), there are no Contracts for the issuance, sale or transfer of any equity securities or other securities of Sirius. All of the issued and outstanding Sirius Shares are held of record by the Persons with the addresses of record and in the amounts and pro rata percentages set forth in Schedule 3.3(a).

            (b) Schedule 3.3(b) contains a list of (i) any and all equity incentive plans that are currently in effect, (ii) the total number of Sirius Shares authorized for issuance under each equity incentive plan, and (iii) the total number of Sirius Shares underlying issued and outstanding grants under each such equity incentive plan. Except for the transactions contemplated by this Agreement and except as otherwise set forth in Schedule 3.3(b), there are no options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which Sirius is a party or by which it is bound obligating Sirius to (i) issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any securities, or (ii) grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, exchangeable or convertible securities, commitment or agreement. All issued and outstanding options (each, an "Sirius Option," and collectively, the "Sirius Options") to purchase equity securities have been offered, sold and delivered by Sirius in compliance with the applicable equity incentive plan and with applicable law, including federal and state securities laws. Schedule 3.3(b) sets forth for each outstanding Sirius Option, the name of the holder of such Sirius Option, the domicile address of such holder, the number of shares issuable upon the exercise of such Sirius Option, the exercise price of such Sirius Option, the vesting schedule for such Sirius Option, including the extent vested to date, and whether such Sirius Option is intended to qualify as an incentive stock option as defined in Section 422 of the IRC. Schedule 3.3(b) sets forth all outstanding Sirius Shares that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable shareholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by Sirius, if any.

            (c) Except for the transactions contemplated by this Agreement and except as otherwise set forth in Schedule 3.3(c), there are no shareholder agreements, investor rights agreements, registration rights agreements, voting trusts or other agreements or understandings to which Sirius is a party or to which it is bound relating directly or indirectly to any capital stock of Sirius.

            (d) Schedule 3.3(d) contains a list of the beneficial ownership, including number of shares and percentage of ownership, of all stockholders and option holders of Sirius on a fully diluted basis, assuming the vesting in full of all shares underlying outstanding options. Schedule 3.3(d) shall also contain a list of those holders of Sirius Options who elect to exercise their options, respectively, with or without cash, in exchange for the right to participate in the Transaction prior to Closing, including the number of options held and the percentage ownership attributable to such holder, assuming such options were exercised on a cashless basis.

      3.4 FINANCIAL STATEMENTS. Prior to the date hereof, Sirius shall have delivered to DUSA draft financial statements, attached hereto as Schedule 3.4 (the "Draft Financial Statements"), of: (a) audited consolidated balance sheets of Sirius as of December 31, 2004 and 2003, respectively, and the related audited consolidated statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended, together with the notes thereto (the December 31, 2004 consolidated balance sheet together with notes is referred to herein as the "Balance Sheet") and (b) an unaudited consolidated balance sheet of Sirius as of the latest calendar quarter ended prior to the date hereof (the "Interim Balance Sheet") and the related unaudited consolidated statements of income. Such consolidated financial statements and notes fairly present in all Material respects the financial condition and the results of operations, changes in shareholders' equity, and cash flow of Sirius as at the respective dates of and for the periods referred to in such consolidated financial statements, all in accordance with GAAP, subject, in the case of interim consolidated financial statements, to normal recurring year-end adjustments (including, but not limited to, normal year-end current and deferred income tax adjustments); the consolidated financial statements referred to in this Section 3.4 reflect the consistent application of GAAP throughout the periods involved, except as otherwise disclosed in the notes to such consolidated financial statements or in Schedule 3.4. As soon as is practicable, but in no event less than five (5) Business Days prior to the Closing, Sirius shall provide DUSA with the final, audited financial statements for the three years ended December 31, 2005, 2004 and 2003, respectively (the "Final Financial Statements") as well as reasonable access to the management, financial consultants and auditors of Sirius for purposes of verifying such Final Financial Statements.

      3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of Sirius, all of which have been provided to DUSA for review and have been or at Closing will be delivered to DUSA, are complete and correct in all Material respects.

      3.6 TITLE TO ASSETS; ENCUMBRANCES. Sirius owns, leases or licenses all buildings, machinery, equipment, Products, inventory, marketing materials, other tangible assets, Intellectual Property Rights and other intangible assets necessary or desirable for the conduct of the business of Sirius as presently conducted and as conducted since its incorporation, and a complete and accurate list of all such assets are included on Schedule 3.6. All assets reflected on
Schedule 3.6 are owned, leased or licensed (as applicable) (i) free and clear of all Encumbrances, except for The PrivateBank and Trust Company Obligations, (ii) free from Material defects, (iii) in good operating condition and repair, normal wear and tear excepted, and. (iv) suitable for the purposes for which each is presently used.

      3.7 REVOLVING CREDIT AND OTHER DEBT. Other than The PrivateBank and Trust Company Obligations, Sirius has no other revolving line of credit, short-term or long-term capital leases or other long-term debt.

      3.8 SUBSIDIARIES. Except as otherwise set forth on Schedule 3.8, Sirius has no subsidiaries, whether wholly or partially owned, nor has Sirius had any subsidiaries since its inception.

      3.9 INTELLECTUAL PROPERTY MATTERS.

            (a) Schedule 3.9(a) sets forth an accurate and complete list of all Sirius Intellectual Property Rights, including, but not limited to, the following:

                  (i) all patents and patent applications owned or filed by, or on behalf of, Sirius or used in the business or operations of Sirius, including the country of filing, owner, filing number, date of issue, expiration date and title;

                  (ii) all registered trademarks and applications for registration of trademarks owned or filed by, or on behalf of, or used by Sirius, including country of filing, description of goods or services, registration or application number and date of issue;

                  (iii) all registered copyrights and applications for registration of copyrights owned or filed by, or on behalf of, or used by Sirius, including country of filing, owner, filing number, date of issue and expiration date;

                  (iv) all common law trademarks, service marks, trade names, slogans, trade dress and the like owned by Sirius or used in the business or operations of Sirius;

                  (v) all license agreements pursuant to which Sirius has outstanding rights to any Intellectual Property Rights of others and all agreements, oral or written, pursuant to which Sirius is obligated to pay royalties to Third Parties with respect to such Intellectual Property Rights; and

                  (vi) all license agreements, oral or written, pursuant to which Sirius has granted to any Person any outstanding right to any Intellectual Property Rights and all agreements, oral or written, pursuant to which Sirius is entitled to receive royalties from Third Parties with respect to such Intellectual Property Rights, including licenses or other rights in unpatented formulations, manufacturing methods and other know-how and proprietary information of Sirius.

            (b) Complete and accurate copies of all patents, trademarks, copyrights, applications and agreements referenced in subsection (a) above have been delivered to DUSA. Complete and accurate summaries of verbal agreements referenced in subsection (a) above have been delivered to DUSA.

            (c) Except as otherwise set forth on Schedule 3.9(c):

                  (i) all the Intellectual Property Rights, to the extent owned by or licensed to Sirius, are not subject to any pending or, to Sirius's Knowledge, threatened claim, judgment or dispute of any nature;

                  (ii) Sirius has not: (A) consented to the use by another Person of Sirius's name, trademarks, trade names or service marks or a name that is substantially similar thereto; or (B) entered into any license, agreement, or granted any other permission by which Sirius has granted to any Third Party rights with respect to any of its Intellectual Property Rights;

                  (iii) there are no conflicts with the asserted rights of others with respect to any of the Sirius Intellectual Property Rights;

                  (iv) to Sirius's Knowledge, the conduct of Sirius's business as currently conducted, including the manufacture and sale of Sirius's Products and the provision of Sirius's services as such activities are currently conducted, does not infringe, misappropriate or violate the Intellectual Property Rights of any other Person;

                  (v) Sirius has received no invitations or offers to license the Intellectual Property of any Third Party;

                  (vi) Sirius has received no notification from any Third Party stating that it believes any act of Sirius infringes such Third Party's Intellectual Rights; and

                  (vii) with respect to Sirius's trademarks, trade names and service marks used by Sirius in connection with its Products and services (A) all such marks are valid and enforceable and in compliance with all formal legal requirements, (B) no such mark has been or is currently involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office or the corresponding trademark authority of any foreign jurisdiction, (C) there has been no prior use of any such mark by any Third Party which would confer upon such Third Party superior rights in such mark, and (D) Sirius has received no written notice or claim contesting Sirius's ownership of such marks or the validity or enforceability thereof.

      3.10 RELATED PARTY TRANSACTIONS. Schedule 3.10 sets forth a description of all transactions since Sirius's inception between Sirius and a Person who was at the time a related party. For purposes of this Section 3.10, "related party" means any present or former officer, director or Affiliate of Sirius, any present or former beneficial holder of five percent (5%) or more of the Sirius Shares, and any member of the immediate family of the foregoing.

      3.11 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 3.11, Sirius has no liabilities or obligations of any nature arising outside of the ordinary course of business (whether absolute, accrued, contingent, or otherwise), except for The PrivateBank and Trust Company Obligations and the liabilities or obligations reflected or reserved against in the Interim Balance Sheet.

      3.12 TAXES.

            (a) Except as set forth in Schedule 3.12(a), Sirius has filed all Tax Returns that it was required to file under applicable laws and regulations. To the extent reasonably practicable, Sirius shall have paid in advance of Closing any Taxes and fees, including interest, arising as a result of any such failure to file and any required restatements of previous filings. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Sirius (whether or not shown on any Tax Return) have been paid. Sirius is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Sirius does not file Tax Returns that Sirius is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Sirius.

            (b) Sirius has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, director, independent contractor, creditor, stockholder, or other Third Party.

            (c) Neither the IRS nor any other Governmental Body has threatened or to Sirius' Knowledge otherwise intends to assess Sirius any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Sirius. Sirius has not received from the IRS or any other Governmental Body (including jurisdictions where Sirius has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Sirius. Schedule 3.12(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to Sirius for taxable periods ended on or after January 1, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sirius has delivered to DUSA correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sirius filed or received since January 1, 2002.

            (d) Sirius has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) Sirius has not filed a consent under IRC Section 341(f) concerning collapsible corporations. Sirius is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of IRC Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of IRC Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Sirius has not been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii). Sirius has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC
Section 6662. Sirius is not a party to or bound by any Tax allocation or sharing agreement. Sirius (A) has not been a member of an

 Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sirius) or (B) has no liability for the Taxes of any Person (other than Sirius) under Reg. Section.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (f) Except as set forth on Schedule 3.12(a) with respect to the returns that have not been filed as of the date hereof or that will be restated, the unpaid Taxes of Sirius (i) did not, as of the Interim Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and
(ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sirius in filing their Tax Returns. Since the date of the Interim Balance Sheet, Sirius has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

            (g) Sirius will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

                  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

                  (ii) "closing agreement" as described in IRC Section.7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

                  (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or

                  (iv) prepaid amount received on or prior to the Closing Date.

            (h) Sirius has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC Section.355 or IRC Section.361.

      3.13 EMPLOYEE BENEFITS.

            (a) As used in this Section 3.13, the following terms have the meanings set forth below:

            "ERISA Affiliate" means, with respect to Sirius, any other Person that, together with Sirius, would be treated as a single employer under IRC Section. 414 or Section 4001 of ERISA.

            "Multi-Employer Plan" has the meaning given in ERISA Section. 3(37)(A).

            "Other Benefit Obligations" means all obligations, arrangements, policies, programs, contracts, agreements, or practices, whether or not legally enforceable, which is or has been maintained, contributed to, or required to be contributed to, by Sirius or any ERISA Affiliate to provide benefits or remuneration of any kind, other than salary, to Employees, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements, sabbatical policies, severance payment policies which are not Plans, fringe benefits within the meaning of IRC Section 132, performance awards, stock or stock related awards.

            "Pension Plan" has the meaning given in ERISA Section 3(2)(A) other than a Multi-Employer Plan.

            "Plan" has the meaning given in ERISA Section 3(3) whether written or unwritten or otherwise, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by Sirius or any ERISA Affiliate for the benefit of any of their respective Employees.

            "Qualified Plan" means any Pension Plan that meets or purports to meet the requirements of IRC Section 401(a).

            "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

            (b) Schedule 3.13(b) contains a complete and accurate list of all Plans and Other Benefit Obligations. Neither Sirius nor any ERISA Affiliate has any plan or commitment to establish any new Plan or Other Benefit Obligation, to modify any Plan or Other Benefit Obligation (except to the extent required by law or to conform any such Plan or Other Benefit Obligation to the requirements of any applicable law, in each case as previously disclosed to DUSA in writing, or as required by this Agreement), or to adopt or enter into any Plan. Sirius has delivered or made available to DUSA a true and correct copy of the governing plan document (or a description, in the case of any unwritten Plan) for each Plan (including all amendments thereto), its summary plan description and the three (3) most recent Form 5500s with all schedules and attachments (if applicable), if the Plan is funded, the most recent annual and periodic accounting of Plan assets, all correspondence to or from any governmental agency relating to any Plan, the three (3) most recent plan years discrimination tests for each Plan, and any trust agreement, insurance contract or other document under which Plan assets are held and invested or benefits provided. Sirius has further delivered or made available to DUSA a written description of each Other Benefit Obligation, and a copy of any document furnished to participants which summarizes or describes each Other Benefit Obligation. Sirius and its ERISA Affiliates have performed in all respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party, to each Plan and Other Benefit Obligation, and each Plan and other Benefit Obligation complies in form and operation in all respects with the applicable requirements of ERISA, the IRC and other applicable Legal Requirements. Any Plan intended to be qualified under
Section 401(a) of the IRC and each trust intended to qualify under Section 501(a) of the IRC incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation with respect to which the period for adopting complying amendments has expired. Neither Sirius nor any ERISA Affiliate has at any time through the date hereof sponsored, maintained, contributed to or been obligated to contribute to any Title IV Plan or Multi-Employer Plan, or any "funded welfare plan" within the meaning of Section 419 of the IRC. Neither Sirius or, to the Knowledge of Sirius, any fiduciary with respect to any Plan has engaged in any nonexempt prohibited transaction under ERISA Section 406 or Section 407, or incurred any liability for breach of fiduciary duty or any other failure to comply with any Legal Requirement in connection with the administration or investment of assets of any Plan. No action, suit, proceeding, hearing, audit or investigation with respect to the administration or investment of assets of any Plan (other than routine claims for benefits) is pending or, to Sirius's Knowledge, threatened. Except as otherwise disclosed on Schedule 3.13(b), Sirius does not provide health or other welfare benefits for any Employee and is not obligated to provide health or welfare benefits to any active Employee, following such individual's retirement or other termination of service (other than "COBRA" continuation coverage required under ERISA Sections 601 et seq. and IRC Section 4980B or similar state law). Neither Sirius nor its ERISA Affiliate has incurred any liability for excise, income or other taxes or penalties with respect to a Plan (other than employment and/or tax withholding that has been properly paid or paid over to the applicable government agency), and no event has occurred and no circumstances exists which could give rise to such liability. All persons classified by Sirius or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified. Sirius and its ERISA Affiliates have fully and accurately reported their compensation on IRS Form 1099 when required to do so, and Sirius and its ERISA Affiliates have no obligations to provide benefits with respect to such persons under the Plans or otherwise. Neither Sirius nor its ERISA Affiliates employ any "leased employees" as defined in Section 414(n) of the IRC. Except as otherwise disclosed on Schedule 3.13(b), Sirius has not declared or paid any bonus compensation in contemplation of the transaction contemplated by this Agreement. No payments under any Plan or Other Benefit Obligation, as any such Plan, program or arrangement may be amended prior to December 31, 2006, will result in adverse tax treatment to Sirius or its successor, or any of its or their employees, under IRC Section 409A.

            (c) Effect of Transaction.

                  (i) Except as disclosed on Schedule 3.13(c), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan, Other Benefit Obligation, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any present or former employee, director or consultant of Sirius or any ERISA Affiliate.

                  (ii) No payment or benefit which will or may be made by Sirius or its ERISA Affiliates with respect to any Employee or any other "disqualified individual" (as defined in IRC Section 280G and the regulations thereunder) will be characterized as an "excess parachute payment," within the meaning of Section 280G of the IRC.

            (d) Sirius is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees. There are no pending, or, to Sirius's Knowledge, threatened or reasonably anticipated claims or actions against Sirius under any worker's compensation policy or long-term disability policy.

There is no direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

            (e) There are no actions, suits, claims, labor disputes or grievances pending, or, to Sirius's Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, which, if adversely determined, would, individually or in the aggregate, result in any Material liability to Sirius. Sirius has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

            (f) Since its incorporation, Sirius has not been a general partner of any general partnership.

      3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

            (a) Except as set forth in Schedule 3.14(a) or Schedule 3.19:

                  (i) Other than with respect to matters covered by Section 3.14(c)(i), Sirius is in compliance in all Material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including, but not limited to, the Products;

                  (ii) to Sirius's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a Material violation by Sirius of, or a Material failure on the part of Sirius to comply with, any Legal Requirement; and

                  (iii) Sirius has not received any written notice or other communication from any Governmental Body regarding: (1) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (2) any actual or alleged, obligation on the part of Sirius to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) Schedule 3.14(b) and Schedule 3.19, taken together, contain a list that is complete and accurate in all Material respects of each Governmental Authorization that is held by Sirius or that otherwise relates to the business of, or to any of the assets owned or used by, Sirius, including, but not limited to, the Products. Each Governmental Authorization listed in Schedule 3.14(b) or
Schedule 3.19 is valid and in full force and effect. Except as set forth in
Schedule 3.14(b) or Schedule 3.19:

                  (i) Sirius is in compliance in all Material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14(b) or Schedule 3.19;

                  (ii) No event has occurred or to Sirius's Knowledge no circumstance exists that may (with or without notice or lapse of time): (A) constitute or result in a violation of or a Material failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Schedule 3.14(b) or Schedule 3.19, or (B) result in the revocation, withdrawal, suspension, cancellation, or termination of, any Governmental Authorization identified or required to be identified in Schedule 3.14(b) or Schedule 3.19;

                  (iii) Sirius has not received any written notice or other communication from any Governmental Body regarding: (1) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization, or (2) any actual or threatened revocation, withdrawal, suspension, cancellation, termination of any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of any Material Governmental Authorizations identified or required to be identified in Schedule 3.14(b) or Schedule 3.19 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

            (c) Except as set forth in Schedule 3.14(c):

                  (i) as to each prescription and non-prescription Product of Sirius for which a new or abbreviated new drug application has been or is required to be approved by the FDA, which Product is described in Schedule 3.14(c), Sirius and all Persons undertaking activities covered by such an application, or which would be covered by such an application if approved, are in compliance in all Material respects with applicable provisions of the FDCA and all terms and conditions of any approved application, and where any Product is marketed without an approved application, it is marketed in such a manner that does not give rise to an FDA enforcement action pursuant to current FDA enforcement policies for products marketed without an approved application.

                  (ii) Sirius has not filed any biological product license application pursuant to Section 351 of the Public Health Service Act, 42 U.S.C. 262, for any Product;

                  (iii) Sirius is in compliance in all Material respects with all applicable registration and listing requirements set forth in 21 U.S.C. 360 and 21 C.F.R. Part 207;

                  (iv) Sirius does not conduct any manufacturing operations. All manufacturing operations relating to the business of Sirius are conducted by third parties (each a "Third Party Manufacturer"). To Sirius's Knowledge, all operations conducted on Sirius's behalf by Third Party Manufacturers have been and are being conducted in compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211. Sirius has not received any notice that, and has no Knowledge that, any manufacturing operations conducted on behalf of Sirius by Third Party Manufacturers have not been or are not being conducted in compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211;

                  (v) Sirius has not nor, to Sirius's Knowledge, have any of its officers, employees or agents acting on its behalf, made an untrue or fraudulent statement to the FDA, failed to disclose a fact required to be disclosed to the FDA, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA to cause Sirius or DUSA subsequent to Closing, to withdraw any Product from the marketplace or invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" as set forth in 56 Fed. Reg. 46191 (September 10, 1991);

                  (vi) Sirius has delivered to DUSA copies of any and all reports in its possession of inspectional observations, establishment inspection reports, untitled letters, warning letters and any other documents received by Sirius or, to Sirius's Knowledge any other Person with respect to the Products, from the FDA that indicate or suggest lack of compliance, in any Material respect, with the FDA regulatory requirements by any one of the above or any Third Party Manufacturer;

                  (vii) Sirius has not received, nor to Sirius's Knowledge has any Third Party Manufacturer received, any written notice that the FDA has commenced, or threatened to initiate any action to withdraw its approval or request the recall of any Product, or commenced or threatened to initiate any action to enjoin production at any Sirius Facility or any facility at which a Third Party Manufacturer conducts manufacturing operations on behalf of Sirius;

                  (viii) as to each article of drug or consumer Product manufactured and/or distributed by Sirius, which Products are described in
Schedule 3.14(c), to Sirius's Knowledge such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. 301 et seq. in any manner that will give rise to any regulatory enforcement action pursuant to current FDA enforcement policies;

                  (ix) as to each Product referred to in Schedule 3.14(c), Sirius has included or caused to be included in the application for such Product, where required, the certification described in 21 U.S.C. 335a(k)(l) and the list described in 21 U.S.C. 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter;

                  (x) neither Sirius nor its officers, directors, or employees, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. 335a(a) or authorized by 21 U.S.C. 335a(b); and

                  (xi) as to each new or abbreviated new drug application submitted to but not approved by the FDA, and not withdrawn by Sirius or any applicant acting on its behalf as of the date of this Agreement, Sirius has complied in all Material respects with the applicable requirements of the FDCA, including without limitation, 21 C.F.R. Parts 312 and 314 and have provided all additional information and taken all additional action requested by the FDA in connection with the application.

      3.15 LEGAL PROCEEDINGS. Except as set forth in Schedule 3.15, no
Proceeding:

            (a) has been commenced by or against Sirius or any of the assets owned or used by Sirius; or

            (b) is, to Sirius's Knowledge, threatened or pending by or against Sirius or any of the Material assets, including, but not limited to, the Products, owned or used by Sirius; or

            (c) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction.

      3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Schedule 3.16, since the most recent fiscal year end, there has not been any Material Adverse Change involving the business or the assets of Sirius. Without limiting the generality of the foregoing, since that date there has not been a Material Adverse Change involving any:

            (a) change in Sirius's authorized or issued capital stock (other than pursuant to any exercise of stock options); grant of any stock option or right to purchase shares of capital stock of Sirius other than Sirius Options disclosed to DUSA; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Sirius of any shares of any such capital stock;

            (b) split, combination, or reclassification any shares of its capital stock; or declaration or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

            (c) amendment to the Organizational Documents of Sirius;

            (d) increase in the salaries, bonuses or other compensation to any shareholder, director, officer, or employee of Sirius outside the ordinary course of business or entry into any employment, severance, or similar Contract with any director, officer, or employee of Sirius outside the ordinary course of business;

            (e) grant of any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to DUSA, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof (other than as may be required or necessary to comply with or ensure non-applicability of Section 409A of the IRC), or grant any equity-based compensation;

            (f) adoption or amendment of any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan (other than as may be required or necessary to comply with or ensure non-applicability of Section 409A of the IRC), or execution of any employment contract outside the ordinary course of business or collective bargaining agreement, payment of any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase in the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants outside the ordinary course of business;

            (g) waiver of any stock repurchase rights, acceleration, amendment or change in or to the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or repricing of options granted under any employee, consultant, director or other stock plans (other than as may be required or necessary to comply with or ensure non-applicability of Section 409A of the
IRC);

            (h) damage to or destruction or loss of any asset or property of Sirius, whether or not covered by insurance;

            (i) sale, other than in the ordinary course of business, lease, or other disposition of any asset or property of Sirius or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of Sirius;

            (j) change in the accounting methods used by Sirius; or

            (k) agreement, whether oral or written, by Sirius to do any of the foregoing.

      3.17 MATERIAL CONTRACTS; NO DEFAULTS.

            (a) Schedule 3.17(a) contains a complete and accurate list, and Sirius has delivered or by Closing will deliver to DUSA true and complete copies, of the following Contracts (the "Material Contracts"):

                  (i) each employment, consulting, services, severance, confidentiality, and non-compete agreement, contract or commitment;

                  (ii) each Contract that involves performance of services or delivery of goods or materials by or to Sirius in an amount or value in excess of $25,000 during any twelve-month period prior to and/or following the date hereof;

                  (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and/or conditional sales agreements having a value per item or aggregate payments of less than $25,000);

                  (iv) each joint venture, partnership, and other similar Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Sirius with any other Person;

                  (v) each Contract containing covenants that restrict the business activity of Sirius or limit the freedom of Sirius to engage in any line of business or to compete with any Person;

                  (vi) each power of attorney that is currently effective and outstanding;

                  (vii) each Contract for capital expenditures in excess of $25,000;

                  (viii) each agreement between Sirius and any of its Third-Party Manufacturers;

                  (ix) each agreement between Sirius and any of its distributors; and

                  (x) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

            (b) Except as set forth in Schedule 3.17(b):

                  (i) no Principal Shareholder has or may acquire any rights under, and no Principal Shareholder has or may become subject to any obligation or liability under, any Contract that relates in any Material respect to the business of, or any of the assets owned or used by, Sirius; and

                  (ii) to Sirius's Knowledge, no officer, director, agent, employee, consultant, or contractor of Sirius is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to: (1) engage in or continue any conduct, activity, or practice relating to the business of Sirius or DUSA; or (2) assign to Sirius or to any other Person any of Sirius' Intellectual Property Rights.

            (c) Except as set forth in Schedule 3.17(c), each Material Contract identified or required to be identified in Schedule 3.17(a) is in full force and effect and is valid and enforceable in accordance with its terms.

            (d) Except as set forth in Schedule 3.17(d):

                  (i) Sirius is in compliance in all Material respects with all applicable terms and requirements of each Material Contract;

                  (ii) to Sirius's Knowledge, each other Person that has any obligation or liability under any Material Contract is in compliance in all Material respects with all applicable terms and requirements of such Material Contract;

                  (iii) to Sirius's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Sirius or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

                  (iv) Sirius has not given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

      3.18 INSURANCE.

            (a) Sirius has delivered to DUSA:

                  (i) true and complete copies of all policies of insurance to which Sirius is a party or under which Sirius, or any officer or director of Sirius, is or has been covered at any time within the two (2) years preceding the date of this Agreement;

                  (ii) true and complete copies of all pending applications for policies of insurance; and

                  (iii) true and complete copies of all documentation pertaining to any claim(s) made by Sirius pursuant to all policies of insurance with respect to the two (2) year time period preceding the date of this Agreement.

            (b) Schedule 3.18(b) describes:

                  (i) any self-insurance arrangement by or affecting Sirius, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Sirius; and

                  (iii) all obligations of Sirius to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

            (c) Except as set forth on Schedule 3.18(c):

                  (i) Sirius has not received: (1) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (2) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

                  (ii) Sirius has paid all premiums due (or has accrued for such on its financial statements), and has otherwise performed all of its obligations, under each policy to which Sirius is a party or that provides coverage to Sirius or any director thereof;

                  (iii) Sirius has notified its insurance carriers of any and all claims or potential claims known to Sirius with regard to any event or omission which could give rise to coverage under any insurance policy now in effect.

            (d) Sirius shall purchase at Sirius's expense an extended reporting endorsement, or a "tail," for each claims-made insurance policy now in effect and identified on Schedule 3.18(d) to provide continued coverage for any event or omission which may have occurred during the policy period which could give rise to coverage under such policy. Sirius shall name DUSA as an additional insured with respect to each such extended reporting endorsement.

            (e) Sirius has no Knowledge of or has not received any notice, correspondence or other documentation indicating that any formulary has dropped coverage for any Product or that any insurance provider will no longer provide reimbursement in connection with the purchase of any Product currently being reimbursed.

      3.19 ENVIRONMENTAL MATTERS.

            (a) As used in this Section 3.19, the following terms have the meanings set forth below:

            "Environmental Claim" means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any Person to Sirius asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from: (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any Sirius Facilities, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

            "Environmental Laws" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders and decrees relating in any manner to pollution or protection of the environment, to the extent and in the form that such exist at the date hereof.

            "Environmental Permits" means all permits, licenses, registrations, exemptions and other governmental authorizations required under Environmental Laws for Sirius to conduct its operations as presently conducted.

            "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated byphenyls, urea formaldehyde, pollutants, contaminants and all other materials and substances, including but not limited to radiologically contaminated materials and infectious materials defined or regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws.

            "Off-Site Facilities" shall mean any facilities used for the treatment, storage or disposal of any Hazardous Materials associated with or resulting from either Sirius business or generated at any Sirius Facilities.

            "Release" shall mean any intentional or unintentional release, discharge, spill, leaking, leaching, pumping, pouring, emitting, emptying, injection, disposal or dumping.

            (b) Set forth in attached Schedule 3.19(b) are all of the Sirius Facilities and Off-Site Facilities known to Sirius. Except as set forth in
Schedule 3.19(b):

                  (i) Sirius is and at all times has been in Material compliance with all applicable Environmental Laws, if any, and, to Sirius's Knowledge, there is no condition that is reasonably likely to prevent or Materially interfere with compliance by Sirius with Environmental Laws;

                  (ii) Sirius possesses all Environmental Permits, if any, applicable to Sirius. Each Environmental Permit issued to Sirius is in full force and effect. Sirius is in Material compliance with all requirements, terms and provisions of the Environmental Permits issued to it and has filed on a timely basis (and updated as required) all reports, notices, applications or other documents required to be filed pursuant to the Environmental Permits. Sirius has submitted to DUSA true and complete copies of all of the Environmental Permits issued to or held by Sirius which by their terms or by operation of law will expire or otherwise become ineffective on or before the Closing Date. Sirius shall take all necessary actions to have such Environmental Permits renewed or reissued to them prior to the Closing Date. As for those Environmental Permits which by their terms or by operation of law will not expire or otherwise become ineffective on or before the Closing Date, no modification, revocation, reissuance, alteration, transfer or amendment of such Environmental Permit, or any review by, or approval of, any Third Party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation by Sirius of the transactions contemplated hereby or the operation of the business of Sirius on the date of the Closing;

                  (iii) Sirius has neither received any Environmental Claim, nor, to the Knowledge of Sirius, has any Environmental Claim been threatened against Sirius;

                  (iv) Sirius has not entered into, agreed to or is subject to any outstanding judgment, decree, order or consent arrangement with any Governmental Body under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, response, removal or remediation of Hazardous Materials;

                  (v) Sirius is not and has never been a small or large quantity generator of Hazardous Materials under any Environmental Law.

                  (vi) To Sirius's Knowledge, no Hazardous Materials have been Released on any Sirius Facility, requiring government notification, investigation, response, removal or remedial activity under any Environmental Law or otherwise in violation of any Environmental Law.

                  (vii) No Federal, state, local, or municipal governmental agency or authority has obtained or asserted an encumbrance or lien upon any Sirius Facility as a result of any Release, use or cleanup of any Hazardous Material for which either Sirius is legally responsible, nor has any such Release, use or remediation occurred which could result in the assertion or creation of such a lien or encumbrance.

                  (viii) (A) There is not now nor has there ever been located at any Sirius Facility any areas or vessels used or intended for the treatment, storage or disposal of Hazardous Materials, including, but not limited to, drum storage areas, surface impoundments, incinerators, landfills, tanks, lagoons, ponds, waste piles or deep well injunction systems.

                        (B) Sirius has not transported any Hazardous Materials for storage, treatment or disposal, or arranged for the transportation, storage, treatment or disposal of any Hazardous Materials by contract, agreement or otherwise, at or to any location including, without limitation, any Off-Site Facilities.

                  (ix) Sirius has delivered to DUSA (or before Closing will deliver) all reports, records, tests, evaluations, governmental agency and Third Party correspondence, and other documents in Sirius's possession and relating to Sirius's use, storage, treatment, transport and disposal of Hazardous Materials or the presence of any Hazardous Material at any Sirius Facility.

      3.20 BROKERS OR FINDERS. Sirius has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      3.21 ACCOUNTS RECEIVABLE. All Accounts Receivable of Sirius listed on
Schedule 3.21, are reflected properly on its books and records, are valid receivables and are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sirius.

      3.22 INVENTORY. All Inventory, taken as a whole, is useable and saleable, except for obsolete items of below-standard quality, all of which have been or will be prior to Closing written off or written down to estimated net realizable value (or reserves have been established for such Inventory) in the books and records of Sirius. The Inventory is free from Material defects in materials and/or workmanship. The Inventory is not excessive in kind or amount, or slow moving, in light of Sirius's business. All Inventory reflected in the financial statements is valued at the lower of cost or market with cost determined by the first in first out accounting method. Since the most recent fiscal year end, there has not been a Material increase in the level of Inventory outside the ordinary course of business.

      3.23 WARRANTIES. Except as set forth on Schedule 3.23, Sirius has not made any oral or written warranties to its customers with respect to the quality or absence of defects of its Products which are in force as of the date hereof or with respect to which claims are outstanding as of the date hereof. There are no Material claims pending, anticipated or, to Sirius's Knowledge, threatened against Sirius with respect to the quality of, or existence of defects in, such Products and, to the Knowledge of Sirius, there is no legitimate basis for any such claim. Sirius has made available to DUSA information in its possession which is accurate in all Material respects, regarding all Material returns of defective or expired Products (other than Products damaged in transit) during the period beginning February 9, 2000 and ending on the date hereof, and all credits and allowances for such defective or expired Products given or promised to customers during said period, and such information in each case accurately describes the cause which resulted in the return, allowance or credit. Sirius has not paid or been required to pay any direct, incidental or consequential damages to any Person in connection with any of such Products.

      3.24 PRODUCT LIABILITY. Except as set forth in Schedule 3.24, Sirius has filed with its insurance carrier all notices of claims or potential claims with respect to any Product manufactured, licensed, produced, distributed or sold by or on behalf of Sirius. Except as provided in Schedule 3.24, Sirius has not received any notice or claim involving any Product manufactured, licensed, produced, distributed or sold by or on behalf of Sirius resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations; nor, to the Knowledge of Sirius, is there any basis for any such notice or claim. Products sold by Sirius since February 9, 2000 (i) have been sold and marketed in compliance in all Material respects with all Applicable Laws and (ii) have been fit for the purposes for which they were intended to be used and conformed in all Material respects to any promises or affirmations of fact made by Sirius, or with the authorization or consent of Sirius, (x) on the containers or labels therefor or (y) in connection with their sale. Sirius has not received any statement, citation or decision by any Governmental Body that any Product is defective or fails to meet any standards promulgated by such Governmental Body. There have been no recalls ordered by any Governmental Body with respect to any Product. To Sirius's Knowledge, there is no (i) fact relating to any Product that may impose upon Sirius a duty to recall the same or to warn customers of a defect therein, or
(ii) latent or overt design, manufacturing or other defect in any Product.
Schedule 3.24 sets forth all of the express product warranty, repair and replacement policies and obligations, of Sirius relating to the Products manufactured or sold since February 9, 2000. To Sirius's Knowledge, there is no
(i) fact relating to any Product that may impose upon Sirius any duty to recall such Product or duty to warn customers of any defect in such Product, or (ii) latent or overt defect in any Product sold by Sirius. All Products sold by Sirius contained adequate warnings presented in accordance with then Applicable Laws.

      3.25 CUSTOMERS AND SUPPLIERS. All Material customers and suppliers of Sirius are set forth on Schedule 3.25. Except as set forth on Schedule 3.25, Sirius has not received any indication from any Material supplier and has no knowledge or reason to believe that any Material supplier will stop, or Materially decrease the rate of supplying materials, products or services to Sirius. Sirius has not received any indication from any Material customer to the effect that, and to the Knowledge of Sirius that, there is no reason to believe that such customer will stop, or Materially decrease the rate of, buying materials, products or services from Sirius.

      3.26 PRODUCT TREATMENTS; PRODUCT RETURNS. Except as set forth on Schedule 3.26, Sirius has not offered any promotional allowance to any customer nor has Sirius or its agents provided any customer-specific packaging or value added services (other than displays) with respect to the Products of Sirius outside the ordinary course of business. Sirius has processed all Product returns or requests for returns of Product of which Sirius is aware. No customer of Sirius has refused to accept further shipments of Products of Sirius. Sirius does not have outstanding any authorization to any of its customers to destroy any Product in lieu of returning such Product to it.

      3.27 COMPLETE COPIES OF MATERIALS. Sirius has delivered true and complete copies of each document (or detailed summaries of same) in its possession or under its control that has been requested by DUSA or its counsel, including all Contracts and other documents listed on the schedules attached to this Agreement.

      3.28 DISCLOSURES. Sirius has received all information and materials requested by the board of directors of Sirius relating to the business, finances and operations of DUSA and materials relating to the offer and sale of the DUSA Shares.

      3.29 PRINCIPAL SHAREHOLDERS. As of the date of this Agreement, the Principal Shareholders hold greater than eighty-eight percent (88%) of the issued and outstanding Sirius Shares.

      3.30 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Sirius (as modified by the schedules attached to this Agreement) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Sirius pursuant to this Agreement contains any untrue statement of a Material fact or omits to state any Material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS

      The Principal Shareholders represent and warrant to DUSA as follows:

      4.1 LEGAL CAPACITY, ORGANIZATION AND GOOD STANDING. Principal Shareholder that is a natural Person has the legal capacity and all requisite power and authority to enter into this Agreement and to comply with the provisions hereof. Each Principal Shareholder that is not a natural Person, including any corporation, limited partnership, limited liability company, trust or other entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of such entity's incorporation or formation and has all requisite power and authority to enter into this Agreement and to comply with the provisions hereof.

      4.2 AUTHORITY; NO CONFLICT.

            (a) This Agreement constitutes the legal, valid, and binding obligation of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms. Each Principal Shareholder has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other documents to be executed in connection herewith and to perform its obligations under this Agreement and the documents to be executed in connection herewith.

            (b) Except as set forth in Schedule 4.2(b), neither the execution and delivery of this Agreement by any Principal Shareholder nor the consummation or performance of the Transaction by a Principal Shareholder will give any Person the right to prevent, delay, or otherwise Materially interfere with any of the transactions contemplated by this Agreement pursuant to:

                  (i) any provision of any Principal Shareholder's Organizational Documents, if applicable;

                  (ii) any resolution or consent adopted by the board of directors or shareholders of any Principal Shareholder, if applicable;

                  (iii) any Legal Requirement to which a Principal Shareholder may be subject; or

                  (iv) any Material Contract to which a Principal Shareholder is a party or by which a Principal Shareholder may be bound.

            (c) Except as set forth in Schedule 4.2(c), each Principal Shareholder is not, and will not be, required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement.

      4.3 OWNERSHIP OF SHARES. Each Principal Shareholder is and will be on the Closing Date the record and beneficial owner and holder of the Sirius Shares set forth opposite his/her/its name in Schedule 3.3(a) as shall be confirmed as of the Closing Date, and amended as required to accurately reflect any and all exercises of Sirius Options between the date hereof and the Closing Date.

      4.4 NO PUBLIC SALE OR DISTRIBUTION. Each Principal Shareholder is acquiring the DUSA Shares in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act, and such Principal Shareholder does not have a present arrangement to effect any distribution of the DUSA Shares to or through any person or entity; provided, however, that by making the representations herein, such Principal Shareholder does not agree to hold any of the DUSA Shares for any minimum or other specific term (unless such Principal Shareholder is subject to the lock up of his/her/its DUSA Shares under Section 2.6 above) and reserves the right to dispose of the DUSA Shares at any time in accordance with or pursuant to the Registration Rights Agreement.

      4.5 RELIANCE ON EXEMPTIONS. Each Principal Shareholder understands that the DUSA Shares are being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and that DUSA is relying upon the truth and accuracy of, and such Principal Shareholder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Principal Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of DUSA to acquire the DUSA Shares.

      4.6 INFORMATION. Each Principal Shareholder and his/her/its advisors, if any, have been furnished with all materials relating to the business, finances and operations of DUSA and materials relating to the offer and sale of the DUSA Shares which have been requested by such Principal Shareholder including, but not limited to: (i) the DUSA SEC Documents; (ii) DUSA's Annual Report to Shareholders, which includes DUSA's Annual Report on Form 10-K and audited financial statements for the year ended December 31, 2004, and (iii) DUSA's definitive proxy statement, delivered in connection with DUSA's 2005 Annual Meeting of Shareholders. Such Principal Shareholder and his/her/its advisors, if any, have been afforded the opportunity to ask questions of DUSA. Neither such inquiries nor any other due diligence investigations conducted by such Principal Shareholder or his/her/its advisors, if any, or his/her/its representatives shall modify, amend or affect such Principal Shareholder's right to rely on DUSA's representations and warranties contained herein. Such Principal Shareholder understands that his/her/its investment in the DUSA Shares involves a high degree of risk including, without limitation, the risks set forth in the SEC Documents under the captions "Risk Factors," "Factors Affecting Future Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and is able to afford a complete loss of such investment. Such Principal Shareholder has sought such accounting, legal and tax advice as he/she/it has considered necessary to make an informed investment decision with respect to the acquisition of the DUSA Shares.

      4.7 NO GOVERNMENTAL REVIEW. Such Principal Shareholder understands that no Governmental Body has passed on or made any recommendation or endorsement of the DUSA Shares or the fairness or suitability of the investment in the DUSA Shares nor have such authorities passed upon or endorsed the merits of the offering of the DUSA Shares.

      4.8 TRANSFER OR RESALE. Such Principal Shareholder understands that except as provided in the Registration Rights Agreement: (i) the DUSA Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Principal Shareholder shall have delivered to DUSA an opinion of counsel, in a form reasonably acceptable to DUSA, to the effect that such DUSA Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration; (ii) any sale of the DUSA Shares made in reliance on Rule 144 or Rule 144A promulgated under the Securities Act (collectively, "Rule 144") may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the DUSA Shares under circumstances in which DUSA may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither DUSA nor any other Person is under any obligation to register the DUSA Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (except as provided in the Registration Rights Agreement).

      4.9 LEGENDS. Each Principal Shareholder understands that the certificates or other instruments representing the DUSA Shares, until such time as the resale of the DUSA Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement or such legend is not otherwise required pursuant to applicable law, shall bear any legend as required by the "Blue Sky" laws of any state and a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

            NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

      4.10 BROKERS OR FINDERS. No Principal Shareholder has incurred any obligation or liability, contingent or otherwise, for brokerage, finders' fees, agents' commissions or other similar payment(s) in connection with this Agreement.

      4.11 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Principal Shareholders in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Principal Shareholders pursuant to this Agreement, contain any untrue statement of a Material fact or omits to state any Material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF DUSA

      DUSA represents and warrants to Sirius and the Principal Shareholders as follows:

      5.1 ORGANIZATION AND GOOD STANDING. DUSA is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey, with full corporate power and authority to conduct its business as it is now being conducted. DUSA is duly qualified and authorized to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required or where failure to be so qualified would not have a Material Adverse Effect on DUSA.

      5.2 AUTHORITY; NO CONFLICT.

            (a) This Agreement constitutes the legal, valid, and binding obligation of DUSA, enforceable against DUSA in accordance with its terms. DUSA has all corporate right, power and authority to execute and deliver this Agreement and the other documents to be executed in connection herewith and to perform its obligations under this Agreement and the documents to be executed in connection herewith.

            (b) Neither the execution and delivery of this Agreement by DUSA, nor the consummation or performance of the Transaction by DUSA or DUSA Sub, when formed, will give any Person the right to prevent, delay, or otherwise Materially interfere with the Transaction pursuant to:

                  (i) any provision of any applicable Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the shareholders of DUSA or DUSA Sub when formed; or

                  (iii) any Material Contract to which DUSA is or DUSA Sub when formed will be a party or by which DUSA may be bound.

      Neither DUSA nor DUSA Sub, when formed, are required to obtain any Consent from any Person, except for consents from their respective Boards of Directors, in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated in this Agreement.

            (c) Except as contemplated by this Agreement or in the attachments hereto, neither DUSA not DUSA Sub, when formed, is not a party to any other agreement or understanding with any of the Sirius Shareholders, Sirius or any of Sirius's employees.

      5.3 INVESTMENT INTENT. DUSA is acquiring the Sirius Shares for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act.

      5.4 CERTAIN PROCEEDINGS. No Proceeding or action by any of DUSA's shareholders has been commenced against DUSA or DUSA Sub, when formed, that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the performance of this Agreement or the transactions contemplated herein. To DUSA's Knowledge, no such Proceeding or shareholder action has been threatened.

      5.5 BROKERS OR FINDERS. None of DUSA or DUSA Sub, when formed, nor any of their respective officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      5.6 DUSA SUB. As of the Closing, DUSA Sub shall be a duly organized and validly existing corporation in good standing under the laws of the State of New Jersey with corporate power to own its property, carry on its business as being conducted as of the Closing, and consummate the transaction. Prior to Closing, DUSA Sub will have engaged only in the transactions contemplated under this Agreement, will have no Material liabilities, and will have incurred no obligations except in connection with its performance of the transactions provided for in this Agreement.

      5.7 NO UNDISCLOSED LIABILITIES. Except as set forth in Exhibit F, the DUSA SEC Documents and/or as reflected in DUSA's most recent financial statements set forth therein, DUSA has no Material liabilities or obligations of any nature arising outside of the ordinary course of business (whether absolute, accrued, contingent, or otherwise).

      5.8 REPRESENTATIONS COMPLETE. None of the statements made in any exhibit, schedule or certificate furnished by DUSA pursuant to this Agreement contains any untrue statement of a Material fact or omits to state any Material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

      5.9 COMPLIANCE WITH LEGAL REQUIREMENTS. DUSA is in Material compliance with each applicable requirement of the SEC, National Association of Securities Dealers, the Ontario Securities Commission and applicable state securities commissions. DUSA has not received any written notice or other communication from any Governmental Body regarding: (a) any actual or alleged Material violation of or Material failure to comply with any term or requirement of any Governmental Authorization where such violation or failure would cause a Material Adverse Change, or (b) any actual or threatened revocation, withdrawal, suspension, cancellation, termination of any Governmental Authorization.

      5.10 SEC COMPLIANCE. Except as otherwise treated or requested to be treated as confidential pursuant to a confidential treatment application submitted to the SEC, DUSA has made available to Sirius and the Sirius Shareholders (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by DUSA, with the SEC since January 1, 2004 (the "DUSA SEC Documents"), which are all of the documents required to have been filed by DUSA with the SEC since that date. As of their respective dates, the DUSA SEC Documents complied in all Material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and all rules and regulations of the SEC promulgated thereunder applicable to such DUSA SEC Documents and none of the DUSA SEC Documents contained any untrue statement of a Material fact or omitted to state a Material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later DUSA SEC Documents filed and publicly available prior to the date of this Agreement. DUSA has no outstanding and unresolved comments from the SEC with respect to the DUSA SEC Documents. The consolidated financial statements of DUSA included in the DUSA SEC Documents complied as to form in all Material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with generally accepted accounting principals applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present, in accordance with the applicable requirements of generally accepted accounting principles and the applicable rules and regulations of the SEC (subject, in the case of unaudited statements, to normal, recurring adjustments, none of which are Material), the consolidated financial position of DUSA, as of their respective dates and the consolidated statements of income and the consolidated cash flows of DUSA for the periods presented therein.

      5.11 NO CONTEMPLATED SALE OF DUSA. Except as contemplated by this Agreement, no transaction or series of transactions, including, without limitation, a merger, consolidation, share exchange, reorganization or recapitalization, is under consideration by the management or Board of Directors of DUSA, which transaction is likely to result in a change in the ownership of fifty percent (50%) or more of the outstanding capital stock of DUSA.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

      6.1 APPROVALS OF GOVERNMENTAL BODIES. Subject to the receipt of the Investor Questionnaires, DUSA will make all filings required by the SEC, National Association of Securities Dealers, the Ontario Securities Commission and applicable state securities commissions necessary to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement. Between the date of this Agreement and the Closing Date, DUSA will cooperate with Sirius and the Sirius Shareholders with respect to all filings that are required by Legal Requirements to be made in connection with the transactions contemplated herein. DUSA will cooperate with Sirius and the Sirius Shareholders and Sirius will exercise Commercially Reasonable Efforts to obtain all consents identified in Schedule 3.2(c) and Schedule 4.2(c).

      6.2 TAX MATTERS. Sirius will file all Tax Returns related to periods ending on or prior to Closing consistent with past practice. DUSA will, or will cause Sirius to, file Sirius's Tax Returns for tax periods ending after the Closing Date.

      6.3 EXPENSES.

            (a) Subject to provisions set forth herein, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all investment banking, legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby ("Expenses"), shall be the obligation of the respective party incurring such fees and expenses; except as otherwise expressly provided herein, and provided that:

                  (i) So long as the Closing occurs, DUSA shall bear full responsibility for (A) all costs and expenses of Sirius's accountants incurred in connection with the auditing of Sirius for the three prior fiscal years and the transactions contemplated hereby, and (B) the costs and expenses of the Representation and Warranties Insurance; and

                  (ii) the Sirius Shareholders shall bear full responsibility for (A) the costs of maintaining the insurance policy described in Section 10.2 from the Closing Date until the date that is three (3) years after the Closing Date, as further provided in Section 10.2, (B) the legal fees and expenses of Sirius incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the preparation of a Registration Statement on Form S-4 as provided in Section 6.8; provided, however, DUSA shall bear the first Twenty-five Thousand Dollars ($25,000) of the cost of such legal fees and expenses incurred by Sirius in connection with the preparation of a Registration Statement on Form S-4, (C) any payments due to Elorac as a result of a change of control of Sirius under the Elorac Agreement,
(D) any severance payments to employees of Sirius provided for in any written agreement in existence prior to the Closing, unless such employee is hired as an employee or retained as a consultant of DUSA, DUSA Sub, Sirius or any Affiliate thereof following the Closing, and (E) any of the PrivateBank and Trust Company Obligations in excess of the Sirius Debt Obligations (collectively, the "Sirius Transaction Expenses").

            (b) At least five (5) Business Days prior to the Closing Date, Sirius shall provide DUSA with a statement of the Expenses described in clauses 6.3(a)(i) and (ii) above and all other Expenses of Sirius to be incurred prior to the Closing, such statement showing detail of both the previously paid and currently unpaid Expenses of Sirius incurred in connection with this Agreement and the transactions contemplated hereby, as well as the Expenses that have been incurred or are expected to be incurred by Sirius in connection with this Agreement and the transactions contemplated hereby, all in form reasonably satisfactory to DUSA and certified as true and correct in all Material respects by Sirius's President. Sirius's Expenses, other than the Sirius Transaction Expenses, shall constitute Sirius Debt Obligations and be assumed by DUSA.

      6.4 SIRIUS SHAREHOLDERS' REPRESENTATIVES.

      Pursuant to the Subscription Agreement the Sirius Shareholders shall have constituted and appointed Frank Pollard and Jeffrey Bernstein, either acting alone or together, to serve as their representative (collectively, "Shareholder Representatives") for and on behalf of all of the Sirius Shareholders, to give and receive notices and communications, waive Closing conditions, accept delivery of Closing documents, agree to negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to take all other actions on behalf of the Sirius Shareholders as is explicitly contemplated by this Agreement, the Liability Escrow Agreement, the Expense Escrow Agreement, the Shareholders Escrow Agreement and/or the Registration Rights Agreement and to take all actions necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing. No bond shall be required of the Shareholder Representatives, and the Shareholder Representatives shall receive no compensation for their services from the Expense Escrow Amount. Notices or communications to or from the Shareholders' Representatives shall constitute notice to or from each Sirius Shareholder.

      6.5 SIRIUS INFORMATION STATEMENT. Subsequent to the execution of this Agreement, Sirius shall prepare an information or proxy statement (the "Information Statement") for the purpose of calling a special meeting of the Sirius Shareholders to obtain approval of this Agreement and the Transaction. The Parties shall reasonably cooperate with each other in the preparation of the Information Statement. DUSA shall provide all information reasonably requested by Sirius in connection with the preparation of the Information Statement, and agrees that the information provided by it for inclusion in such Information Statement and each amendment thereto, at the time of the delivery thereof to the Sirius Shareholders and at the time of the Sirius Shareholders' meeting, will not include an untrue statement of a Material fact or omit to state a Material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Sirius shall provide DUSA with a reasonable opportunity to review and comment upon the Information Statement prior to the distribution thereof to the Sirius Shareholders. Sirius shall reasonably consider all comments made by DUSA with respect to the Information Statement and revise the Information Statement as Sirius may determine to be necessary or appropriate.

      6.6 SIRIUS SHAREHOLDER MEETING. As promptly as practicable after distribution of the Information Statement, but in any event prior to the Closing Date, Sirius shall duly call, give notice of, convene and hold a special meeting of the Sirius Shareholders for the purpose of approving the Transaction and amending the option plans.

      6.7 INVESTOR QUESTIONNAIRES. Sirius shall use all efforts reasonably necessary to timely receive the highest possible return of completed investor questionnaires from each Sirius Shareholder in connection with the issuance of the DUSA Shares required to be issued to such Participating Shareholders as Consideration hereunder (collectively, the "Investor Questionnaires"), indicating whether each such Participating Shareholder meets the status of an "accredited investor," as that term is defined pursuant to the Securities Act. Each Principal Shareholder agrees to provide to DUSA a completed Investor Questionnaire.

      6.8 UNACCREDITED INVESTORS. The parties understand and acknowledge that pursuant to Regulation D of the Securities Act, there can be no more than thirty-five (35) unaccredited Participating Shareholders taking part in the Transaction if the DUSA Shares to be issued as Consideration hereunder are to be issued in a Regulation D private placement. As such, promptly upon the receipt of the Investor Questionnaires, DUSA shall determine in its reasonable, good faith business judgment, based upon the information provided in the Investor Questionnaires or otherwise available to DUSA, whether to proceed with a Regulation D offering in connection with the Transaction. If DUSA determines not to proceed with such a Regulation D offering, then DUSA shall promptly notify Sirius thereof and, at its sole option and expense, except with respect to Sirius' legal fees as provided for in Section 6.3(a)(ii), promptly prepare or cause to be prepared and submitted to the SEC a registration statement on Form S-4, in conformity with all applicable Legal Requirements, for the purpose of registering the DUSA Shares to be issued as Consideration hereunder (the "Form S-4"). Should DUSA decide to register the DUSA Shares on Form S-4, Sirius and the Sirius Shareholders (or the Shareholders Representatives) shall cooperate with DUSA in its preparation and filing of such Form S-4. DUSA shall use its Commercially Reasonable Efforts to cause such Form S-4 to become effective as soon as practicable thereafter, provided, however, that the limitation with respect to Material expenditures shall not apply. For purposes of determining the investor status of each Participating Shareholder, the Parties expressly acknowledge and agree that any Sirius Shareholder that does not provide adequate information in a timely fashion in his/her/its Investor Questionnaire or in a follow-up response to Sirius subsequent to returning such Investor Questionnaire, shall be deemed by DUSA to be unaccredited for purposes of this Agreement.

      6.9 TRANSITION. Sirius and those Principal Shareholders who are also officers of Sirius shall cooperate from the date hereof and for a reasonable period of time following the Closing, to plan and effect the transition of Sirius' business to DUSA Sub and shall reasonably consult with DUSA and/or DUSA Sub in connection therewith.

      6.10 DUE DILIGENCE. Sirius shall permit DUSA to continue its due diligence with respect to the matters contemplated herein through and until the Closing. DUSA shall have to its satisfaction completed its due diligence review in connection with the Transaction and all matters related thereto and shall have concluded that no documentation or other information discovered during such due diligence review affects DUSA's understanding of the business of Sirius, DUSA's ability to conduct the business of Sirius, or the structure or effect of the Transaction by or on DUSA as of the date of this Agreement.

      6.11 MICANOL LICENSE AGREEMENT. At or prior to Closing, the 2006 Micanol License Agreement, substantially in the form attached hereto as Exhibit G, shall be executed.

                                  ARTICLE VII
               CONDITIONS PRECEDENT TO DUSA'S OBLIGATION TO CLOSE

      DUSA's obligation to proceed with the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by DUSA, in whole or in part):

      7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of Sirius and the Sirius Shareholders, respectively, contained in this Agreement shall be true and correct when made and as of the Closing, with the same force and effect as if made as of the Closing (except where the failure of a representation or warranty to be so true and correct would not reasonably be likely to have a Material Adverse Effect). DUSA shall have received certificates in accordance with Section 2.4 signed on behalf of Sirius by each of Sirius's chief executive officer and chief financial officer with respect to the foregoing.

      7.2 COVENANTS. Each of the covenants contained in this Agreement to be complied with by Sirius and the Shareholders on or before the Closing shall have been complied with (except where the failure to do so would not reasonably be likely to have a Material Adverse Effect).

      7.3 BOARD AND SHAREHOLDER APPROVAL. The Sirius Board of Directors and Sirius Shareholders, as necessary, shall have approved the Transaction and the terms and conditions of this Agreement.

      7.4 CLOSING DELIVERABLES. Sirius and the Shareholders, as appropriate, shall have delivered the required Closing Deliverables to DUSA.

      7.5 CONSENTS. Except as may be otherwise agreed to by Sirius and DUSA, each of the Consents identified in Schedule 3.2(c) and Schedule 4.2(c) must have been obtained and a copy of each such Consent identified in Schedule 3.2(c) and
Schedule 4.2(c) provided to DUSA prior to the Closing. Each such Consent must be in full force and effect on and after the Closing Date, except where the failure to obtain such Consents were not due to a breach of DUSA of its obligation to cooperate to obtain such Consents under the standard outlined by the last sentence of Section 6.1.

      7.6 NO PROCEEDINGS. Since the date of this Agreement, there must not have been threatened in writing or commenced against DUSA and/or Sirius, or against any Affiliate of Sirius, any Proceeding that, in the reasonable good faith judgment of DUSA, based on the advice of outside counsel, would (a) enjoin, restrain or otherwise prohibit the Transaction; (b) impose criminal penalties in connection with the consummation of the Transaction; or (c) impose a Material Adverse Effect, including, without limitation, preventing, delaying, making illegal, or otherwise interfering with the consummation of the Transaction.

      7.7 TERMINATION OF SIRIUS EMPLOYEE PLANS. Subject to all of the current employees of Sirius who are to be employed by DUSA being fully covered by benefit plans maintained by DUSA effective as of the Closing (and not subject to any waiting periods), Sirius shall have provided DUSA with evidence, reasonably satisfactory to DUSA, as to the termination (to occur prior to or simultaneously with the Closing unless otherwise expressly agreed to by Sirius and DUSA with respect to a particular plan, program and/or arrangement) of Sirius plans, programs and arrangements referred to in Section 9.6.

      7.8 FINANCIAL STATEMENTS. Sirius shall have delivered to DUSA, as soon as practicable, but in no event later than five (5) Business Days prior to the Closing Date, drafts of the Final Financial Statements and shall have provided DUSA with reasonable access to the management, financial consultants and auditors of Sirius for the purpose of verifying such Final Financial Statements. There shall not have been a greater than five percent (5%) detrimental deviation between the 2003 Draft Financial Statements and the 2003 Final Financial Statements, the 2004 Draft Financial Statements and the 2004 Final Financial Statements, and the September 30, 2005 Sirius management financial statements and the 2005 Final Financial Statements, respectively, with respect to net sales and/or profit/loss with the exception of variances caused by adjustments related to revenue recognition, compensation expense, and reserves for returns and allowances. All financial statements shall be prepared in accordance with generally accepted accounting principals to the reasonable satisfaction of DUSA and its independent accountants.

      7.9 MINIMUM PARTICIPATION. At Closing, DUSA must receive not less than ninety percent (90%) of the issued and outstanding Sirius Shares as of the Closing Date. Each Participating Shareholder must have returned to Sirius: (a) a fully executed Subscription Agreement, substantially in the form attached hereto as Exhibit A; (b) a completed and signed investor questionnaire previously distributed by Sirius; and (c) one or more stock certificates, with completed confirmed stock powers endorsed to DUSA, representing all of the Sirius Shares beneficially owned by the Sirius Shareholder.

      7.10 FIRPTA AFFIDAVIT. Sirius shall deliver to DUSA an affidavit, under penalties of perjury stating that Sirius is not and has not been a United States real property corporation, dated as of the Closing Date, and in the form and substance required under Treasury Regulation 1.897-2(h) so that DUSA is exempt from withholding any portion of the Consideration thereunder (the "FIRPTA Affidavit").


      7.11 NON-COMPETITION. DUSA shall have entered into non-competition agreements with Frank R. Pollard and Joel Bernstein, M.D. in the applicable form of Exhibits H1 and H2, respectively, hereto.

      7.12 ACCESS TO MANUFACTURING AND DISTRIBUTION FACILITIES. Promptly following the execution of this Agreement, Sirius shall obtain the necessary consents to enable representatives of DUSA to thoroughly inspect, prior to the Closing Date, any and all (i) Third Party Manufacturer facilities used by or on behalf of Sirius to manufacture one or more of the Products and (ii) distribution facilities used by or on behalf of Sirius to distribute one or more of the Products. As a condition to Closing, DUSA, in its reasonable discretion, must determine that the Third Party Manufacturer facilities and distribution facilities are in Material compliance with all applicable Legal Requirements and that the Third Party Manufacturer facilities have the reasonable capability of continuing to manufacture the Products in compliance with cGMP and all applicable laws. DUSA shall promptly notify Sirius in the event DUSA reasonably determines that such conditions may not be satisfied prior to Closing.

      7.13 NO DROPPED COVERAGE. Prior to the Closing, Sirius shall not have become aware or received any notice, correspondence or other documentation indicating that any formulary has dropped coverage for any Product or that any insurance provider will no longer provide reimbursement in connection with the purchase of any Product currently being reimbursed such that such event has a Material Adverse Effect. Immediately upon receipt by Sirius of any such notice, correspondence or other documentation, Sirius shall provide a copy of same to DUSA.

      7.14 EXTENDING REPORTING ENDORSEMENT. DUSA shall have received evidence of Sirius's purchase of an extended reporting endorsement, or a "tail," for each insurance policy as provided for in Section 3.18(d).

      7.15 WAIVER OF RIGHT OF FIRST REFUSAL TO PURCHASE BIOGLAN SHARES. Provisions in Section 2, "Restrictions on Transfer," contained in the Stockholders' Agreement, dated December 1, 2000, by and among Bioglan, Sirius, Joel E. Bernstein, Jeffrey R. Bernstein and Frank R. Pollard, shall be waived by Sirius and the shareholders named therein.

      7.16 KEY CONTRACTS. Sirius shall have caused the completion and execution of the following agreements and amendments to agreements:

            (a) Harmony Supply and Development Agreement. The Harmony Supply and Development Agreement shall be amended substantially in the form of the amendment attached hereto as Exhibit I, with such modifications as may be approved by DUSA, which approval shall not be unreasonably withheld, conditioned or delayed.

            (b) Amide Supply Agreement. The Amide Supply Agreement shall be amended substantially in the form of the amendment attached hereto as Exhibit J, with such modifications as may be approved by DUSA, which approval shall not be unreasonably withheld, conditioned or delayed.

      7.17 ADVERSE EVENT REPORTING. Sirius shall complete all required filings with the FDA of MedWatch forms for adverse events and any other events discovered by DUSA or Sirius from the date hereof through the date of Closing pursuant to 21 C.F.R. Parts 312 and 314, and shall have notified its product liability insurance carriers of the occurrence of such events.

      7.18 PRODUCT REGISTRATIONS. DUSA shall have determined to its reasonable satisfaction and in good faith that, from the date of this Agreement through the Closing Date, Sirius shall have completed all drug product registrations with the FDA and that Sirius has no reason to believe that the FDA will not accept such registrations for listing.

      7.19 EFFECTIVE FORM S-4. If DUSA shall have decided to register the DUSA Shares to be issued as part of the Consideration on a Form S-4 as contemplated in Section 6.8, the Form S-4 shall have been declared effective by the SEC prior to the Closing Date.

      7.20 QUALIFICATION FEES. To the extent reasonably practicable, Sirius shall have paid any fees and penalties arising as a result of any failure to qualify to transact business as a foreign corporation under the laws of each jurisdiction where such qualification is or was required by Sirius, as disclosed in Schedule 3.1(a).

      7.21 SCHEDULES. The Schedules attached to this Agreement shall be complete at or prior to Closing to the reasonable satisfaction of DUSA.

      7.22 DISCLOSURES. Sirius shall have provided all information and materials in Sirius's possession reasonably requested in writing by DUSA prior to the Closing Date.

                                  ARTICLE VIII
                      CONDITIONS PRECEDENT TO SHAREHOLDERS
                        AND SIRIUS'S OBLIGATION TO CLOSE

      Sirius's and the Principal Shareholders' obligation to proceed with the Closing is subject to the satisfaction, at or prior of the Closing, of each of the following conditions (any of which may be waived by the Shareholder Representatives, in whole or in part):

      8.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of DUSA contained in this Agreement shall be true and correct when made and as of the Closing, with the same force and effect as if made as of the Closing (except where the failure of a representation or warranty to be so true and correct would not reasonably be deemed to have a Material Adverse Effect). DUSA shall have delivered a certificate signed on behalf of DUSA by each of the chief executive officer and chief financial officer with respect to the foregoing to the Shareholder Representatives and Sirius.

      8.2 COVENANTS. Each of the covenants contained in this Agreement to be complied with by DUSA on or before the Closing shall have been complied with (except where the failure to do so would not be reasonably likely to have a Material Adverse Effect).

      8.3 BOARD APPROVAL. The Board of Directors of DUSA shall have approved the consummation of the Transaction and the terms and conditions of this Agreement.

      8.4 CLOSING DELIVERABLES. DUSA shall have delivered the required Closing Deliverables to the Shareholders.

      8.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced against DUSA and/or Sirius, or against any Affiliate of Sirius, any Proceeding that, in the reasonable good faith judgment of Sirius, based on the advice of outside counsel, would (a) enjoin, restrain or otherwise prohibit the Transaction; (b) impose criminal penalties in connection with the consummation of the Transaction; or (c) impose a Material Adverse Effect, including, without limitation, preventing, delaying, making illegal, or otherwise interfering with the consummation of the Transaction.

      8.6 DISCLOSURES. Sirius acknowledges that as of the date hereof, DUSA has provided to Sirius all information and materials which have been requested in writing by Sirius. Following the date of this Agreement and prior to the Closing Date, DUSA shall have provided all information and materials in DUSA's possession reasonably requested in writing by Sirius in order for Sirius to satisfy its delivery obligations to the Sirius Shareholders under Section 6.5 hereof.

                                   ARTICLE IX
                    COVENANTS OF SIRIUS PRIOR TO CLOSING DATE

      9.1 ACCESS AND INVESTIGATIONS. Between the date of this Agreement and the Closing Date, Sirius and its Representatives will cooperate with DUSA and, during normal business hours, will: (a) afford DUSA and its Representatives reasonable access to Sirius's personnel, properties, contracts, books and records, and other documents and data, (b) furnish DUSA and

DUSA's Representatives with copies of all such contracts, books and records, and other existing documents and data as DUSA may reasonably request, and (c) furnish DUSA and DUSA's Representatives with such additional financial, operating, and other data and information as DUSA may reasonably request.

      9.2 OPERATION OF SIRIUS. Between the date of this Agreement and the Closing Date, Sirius will:

            (a) conduct the business of Sirius only in the ordinary course of business;

            (b) not amend any of its Organization Documents;

            (c) not issue any shares of its stock or rights to acquire shares of its stock, except with respect to preexisting obligations under the Sirius Options;

            (d) not make any Restricted Payment;

            (e) not enter into any Contract, or otherwise expense or distribute funds, that involve obligations of Sirius in an aggregate amount greater than $25,000 without the prior written approval of an officer of DUSA (other than as may be required or necessary to comply with or ensure non-applicability of
Section 409A of the IRC);

            (f) not amend any Material Contract except as contemplated and disclosed to DUSA;

            (g) use Commercially Reasonable Efforts to maintain the goodwill of Sirius's customers, suppliers, distributors, employees, agents and consultants; and

            (h) file all appropriate MedWatch forms in consultation with DUSA with respect to any Product complaint or adverse event.

      9.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sirius will not, without the prior written consent of DUSA, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.14 is likely to occur.

      9.4 REQUIRED APPROVALS. Sirius shall make all filings required by Legal Requirements to be made in order to consummate the transactions contemplated herein as promptly as practicable after the date of this Agreement and in any event prior to, in the case of filings required in the United States pursuant to such Legal Requirements, the tenth (10th) day following execution of this Agreement. Between the date of this Agreement and the Closing Date, Sirius will:
(a) cooperate with DUSA with respect to all filings that DUSA elects to make or is required by Legal Requirements to make in connection with the transactions contemplated herein, and (b) cooperate with DUSA and will exercise Commercially Reasonable Efforts to obtain all consents identified in Schedule 3.2(c) and
Schedule 4.2(c).

      9.5 STANDSTILL.

            (a) From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to Article XI, Sirius and the Principal Shareholders will not, and Sirius will not permit its Representatives to, directly or indirectly (a) initiate, solicit, encourage or entertain any inquiries, offers or proposals for any "Acquisition Proposal" (as defined below) by any Person (other than DUSA or its Representatives); (b) participate in any discussions or negotiations with, or disclose any non-public information not customarily disclosed consistent with Sirius's past practices concerning Sirius to, or afford access to the properties, books, or records of Sirius to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any Person (other than DUSA and its Affiliates and Representatives) for the purpose of making, or take any other action to facilitate the making of, an Acquisition Proposal; (c) agree to approve or recommend any Acquisition Proposal; and/or (d) entertain or negotiate the sale of or offer to sell any shares of Sirius capital stock, whether or not presently issued.

            (b) For the purposes of this Agreement, "Acquisition Proposal" shall mean any one of the following (other than the Transactions contemplated hereunder) involving Sirius: (i) a proposal for any transaction pursuant to which a Third Party proposes to acquire beneficial ownership of at least ten percent (10%) of the outstanding equity securities of Sirius, whether from Sirius or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise, (ii) a proposal for any merger, consolidation or other business combination involving Sirius pursuant to which any Third Party proposes to acquire beneficial ownership of at least ten percent (10%) of the outstanding equity securities of Sirius, or the entity surviving such merger, consolidation or other business combination, (iii) a proposal for any other transaction or series of related transactions (including any license) pursuant to which any Third Party proposes to acquire control of the assets of Sirius, including, but not limited to, the Products, outside the normal course of Sirius' business as such business has been conducted prior to the date of this Agreement or which would otherwise have the effect of undermining the negotiations contemplated by this Agreement, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            (c) The Principal Shareholders and Sirius will, and Sirius will cause its Representatives to, promptly cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

            (d) Notwithstanding the foregoing, no provision of this Section 9.5 shall be construed (i) to prohibit any of Sirius, the Principal Shareholders or their respective Representatives from responding to any proposal, inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal for the sole purpose of advising the Person making such proposal, inquiry or request of Sirius' and the Principal Shareholders' obligations under this Section 9.5 or (ii) to require any of Sirius, the Principal Shareholders or their respective Representatives to disclose to DUSA any terms and conditions of any such proposal, inquiry or request, including the identity of the party making an Acquisition Proposal.

      9.6 EMPLOYEE PLANS. Except as may otherwise expressly be agreed to by Sirius and DUSA and provided that all current employees of Sirius who are to be employed by DUSA following the Closing will be fully covered by benefit plans maintained by DUSA effective as of the Closing (and not subject to any waiting period), Sirius shall terminate, effective simultaneously with the Closing: (i) any and all group severance, separation or salary continuation plans, programs, or arrangements, and (ii) any and all other Plans (as defined in Section 3.13 of this Agreement), except with respect to such other plans as set forth on
Schedule 9.6. DUSA shall receive from Sirius evidence that Sirius's Plan(s) and/or program(s), as applicable, have been terminated pursuant to resolutions of its Board of Directors (the form and substance of such resolutions shall be subject to review by and approval of DUSA), effective as of the Closing. Sirius shall also take such other actions in furtherance of terminating such Plans, policies and arrangements as DUSA may reasonably require. In the event that termination of a 401(k) plan is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon Sirius or the plan sponsor, then Sirius shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to DUSA no later than fifteen (15) days prior to the Closing Date.

      9.7 REPRESENTATION AND WARRANTY INSURANCE. Prior to Closing, DUSA shall determine in its discretion whether to negotiate and obtain a policy of representation and warranty insurance (the "Representation and Warranty Insurance") covering the representations and warranties made by Sirius and the Principal Shareholders pursuant to this Agreement. DUSA in its discretion shall approve the terms and conditions of any policy of Representation and Warranty Insurance obtained as provided for herein. Should DUSA decide to obtain a policy of Representation and Warranty Insurance, DUSA shall be fully responsible for all costs and expenses in connection therewith. Sirius and the Principal Shareholders shall reasonably cooperate and assist DUSA as necessary in obtaining such Representation and Warranty Insurance prior to Closing.

                                    ARTICLE X
                             POST-CLOSING COVENANTS

      10.1 SIRIUS BOARD NOMINEE. DUSA shall increase the size of its board of directors by one (1) director and shall cause Neal Penneys, M.D. (the "Board Nominee") to be appointed to fill such vacant board position until the date of the next applicable meeting of DUSA Shareholders. DUSA shall recommend that its Nominating and Corporate Governance Committee of the Board of Directors select the Board Nominee to be included as a nominee to serve as a member of the board of directors of DUSA on the slate of nominees to be voted upon at the next annual meeting of the DUSA shareholders following the Closing. DUSA's recommendation with respect to such nomination shall continue through the expiration of the period of time any Milestone Payment may be paid pursuant to the terms hereof, provided that during such period the Board Nominee (or such substitute board nominee as may be recommended by the Shareholder Representatives and selected by DUSA's Corporate Governance Committee should the Board Nominee become unable or unwilling to serve) qualifies to serve on DUSA's Board of Directors pursuant to its governance documents and applicable law.

      10.2 MAINTENANCE OF SIRIUS D&O INSURANCE. DUSA shall, at the Sirius Shareholders expense, cause Sirius to maintain policies of director and officer liability insurance in amounts not less than Five Million Dollars ($5,000,000) covering the officers and directors of Sirius as of the date hereof until the later of (a) the date that is three (3) years after the Closing Date, or (b) the date after which the statutes of limitations for any claims that may be made thereunder have passed and all outstanding claims for liability with respect thereto have been finally resolved. The cost of maintaining the insurance coverage described in this Section 10.2 for a period of three (3) years shall, unless otherwise paid at the Closing, be paid by the Shareholders Escrow Agent from the Expense Escrow Amount, as soon as reasonably practicable following the Closing, and as otherwise provided in the Shareholders Escrow Agreement.

      10.3 CONTINUITY OF SIRIUS BUSINESS. Following the Closing, for a period of at least twelve (12) months, DUSA shall continue Sirius's historic business and/or continue to use a significant portion of Sirius's historic assets in its ongoing business as provided for in this Agreement as necessary to satisfy the continuity of business enterprise requirements under Regulation 1.368-1(d) of the IRC.

      10.4 PRODUCT DEVELOPMENT AND MARKETING REQUIREMENTS.

            (a) Promptly following the Closing, the Shareholder Representatives and DUSA shall each appoint one (1) representative to discuss product development and marketing activities relating to the Products and New Products as they determine. The initial appointees shall be Frank Pollard and Robert Doman, respectfully. The appointees shall consult with each other within six (6) months after the Closing Date with respect to the selection of the New Products to be used for purposes of determining the trigger for the applicable Milestone Payments pursuant to paragraph 2.2(c)(i).

            (b) Except as provided in Section 10.4(c), DUSA shall at all times prior to the Milestone Termination Date promote the Products and the New Products in accordance with the Minimum Marketing Standards.

            (c) If at any time DUSA determines, in its reasonable business judgment, that it is not commercially reasonable to initiate development, further develop or promote any New Product identified or selected with respect to any Milestone Payment pursuant to Section 2.2(c)(i) at the level required by the Minimum Marketing Standards, DUSA shall promptly notify Mr. Pollard of such determination and provide him with all relevant information regarding the reasons for such determination. Within thirty (30) days of such notification, Mr. Pollard shall consult with DUSA in its selection of an alternative New Product to be developed by DUSA for purposes of the Milestone Payments. DUSA shall promptly provide any information related to the marketing of any potential alternative New Products as Mr. Pollard may reasonably request. In the event DUSA declines to select an alternative New Product reasonably acceptable to Mr. Pollard within such thirty (30) day period, DUSA shall immediately be obligated to pay on a pro rata basis to the Sirius Shareholders Two Hundred Fifty Thousand Dollars ($250,000) in lieu of continuing the Minimum Marketing Standards with respect to the applicable New Product and all of its obligations with respect to the applicable Milestone Payment in such event shall, upon payment in full of such amount, be satisfied. In the event that Mr. Pollard becomes unable or unwilling to serve in the capacity provided in this Section 10.4, the Shareholder Representatives may select another person to succeed Mr. Pollard in such role.

                                   ARTICLE XI
                                   TERMINATION

      11.1 TERMINATION EVENTS. This Agreement may be terminated and the Transaction abandoned at any time prior to or at the Closing, whether before or after approval of the matters presented in connection with the Transaction by the Sirius Shareholders:

            (a) by either DUSA, or Sirius if a Material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived, provided that written notice has been given to the other Party of the intention to terminate under this Section 11.1(a) due to such breach and the other party has not cured such breach within thirty (30) days of receipt of such notice;

            (b) (i) by DUSA if any of the conditions in Article VII have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of DUSA to comply with its obligations under this Agreement) and DUSA has not waived such condition on or before the Closing Date;

                  (ii) by Sirius or the Principal Shareholders, if any of the conditions in Article VIII have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Principal Shareholders to comply with their obligations under this Agreement) and the Principal Shareholders have not waived such condition on or before the Closing Date;

provided that in each case written notice has been given to the other party of the intention to terminate under this Section 11.1(b) for failure to satisfy a specified condition and the other party has not cured such failure within thirty
(30) days of receipt of such notice;

            (c) by either DUSA or Sirius if a Governmental Body of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

            (d) by DUSA or Sirius upon the occurrence of a Material Adverse Effect to Sirius or DUSA; provided, however, that for purposes of this Section 11.1(d), Material Adverse Effect shall not include any effect or change solely related to the price per share of DUSA's common stock such as, without limitation, a general market or industry decline;

            (e) by DUSA should DUSA decide to obtain Representation and Warranty Insurance as provided for in Section 9.7 but such insurance is not reasonably satisfactory to DUSA in DUSA's reasonable determination prior to the Closing Date;

            (f) by DUSA, if Sirius shall fail to (i) recommend, or fails to continue its recommendation, that the Sirius Shareholders vote in favor of the adoption of this Agreement and the consummation of the Transaction; or (ii) hold a shareholders' meeting or otherwise obtain the written consent of the Sirius Shareholders approving the adoption of this Agreement and the consummation of the Transaction;

            (g) by DUSA should the FDA notify Sirius of (i) any enforcement action with respect to the marketing of any Product; (ii) any recall, voluntary or otherwise, or (iii) any action which would undermine the ability of DUSA to conduct Sirius's business in the manner it is conducted as of the date of this Agreement and which result in a Material Adverse Effect;

            (h) by DUSA should, prior to the Closing, the price per share of DUSA common stock fall to a level which would require approval by the shareholders of DUSA prior to the issuance of any shares in satisfaction of the Consideration;

            (i) by DUSA after receipt of the written legal opinion of counsel detailing that terminating the Agreement is required in order for the Board of Directors of DUSA to comply with its fiduciary duties under the applicable laws of the State of New Jersey;

            (j) by mutual written consent of DUSA and Sirius; or

            (k) by either DUSA or Sirius if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before (i) February 7, 2006, if the terminating party has satisfied all of its obligations hereunder and the non-terminating party has not satisfied all of its obligations hereunder, or (ii) in the event that the DUSA Shares to be issued hereunder are to be registered pursuant to a registration statement on Form S-4, as provided for in Section 6.8, the date which is six (6) months from the date of the execution of this Agreement.

      Notwithstanding 11.1(d), the Parties expressly agree that DUSA shall not have the right to terminate this Agreement as a result of a court order, temporary restraining order, cease and desist letter or other claim with respect to any Third Party Intellectual Property Rights.

      11.2 EFFECT OF TERMINATION. Each Party's right of termination under
Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate; provided that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired for a period of six (6) months after such termination.

      11.3 BREAK-UP FEE. In the event this Agreement is terminated by Sirius or the Shareholders pursuant to Section 11.1(a) or 11.1(b)(ii), or by DUSA pursuant to 11.1(e), 11.1(g) or 11.1(h), then DUSA shall pay to Sirius within five (5) business days following such termination, the Break-Up Fee. In the event this Agreement is terminated by DUSA pursuant to Section 11.1(a), 11.1(b)(i) or 11.1(f), then Sirius shall pay to DUSA within five (5) business days following such termination, the Break-Up Fee. With respect to the foregoing, the parties shall use their reasonable efforts to close the Transaction on or before February 7, 2006. Without limiting the foregoing, a Material breach for purposes of Section 11.1(a) shall include, but not be limited to, Sirius' failure to deliver the Final Financial Statements to DUSA as required herein.

                                   ARTICLE XII
                          SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

      12.1 REPRESENTATIONS AND WARRANTIES. Except as otherwise provided for herein, all representations, warranties and covenants in this Agreement, the certificates delivered hereunder, and any other certificate or document delivered pursuant to this Agreement shall expire on the date which is twenty-four (24) months after the Closing Date.

      12.2 LIMITATION OF LIABILITY. Notwithstanding anything herein to the contrary, the liability of each Sirius Shareholder for any claim for Damages made by DUSA or its Affiliates with respect to any matter arising out of or related to this Agreement or the Transaction shall be limited to DUSA's rights under Article XIII.

                                  ARTICLE XIII
                                 INDEMNIFICATION

      13.1 INDEMNIFICATION OF DUSA INDEMNITEES. The Sirius Shareholders shall protect, defend, indemnify, and hold harmless DUSA and DUSA Sub and their respective Representatives, Affiliates, successors and permitted assigns (collectively, the "DUSA Indemnitees") from and against any and all Damages actually sustained or incurred by any of them, directly or indirectly, as a result of, in connection with, related to or arising out of:

            (a) any undisclosed liabilities of Sirius arising prior to the Closing Date;

            (b) subject to Sections 2.5(b) and 2.5(f), a court order, temporary restraining order, permanent injunction, cease and desist letter or other notice containing a significant threat to the continued manufacturing, production and/or marketing of a Product with respect to any Third Party Intellectual Property Rights relating to any of the Products.

            (c) any Material breach of any representation, warranty or covenant made by Sirius or a Principal Shareholder in this Agreement;

            (d) any tort claim, including, but not limited to, negligence and strict liability claims, and any claim for intentional misconduct or wrongdoing; and

            (e) any Taxes to the extent provided in Article XIV.

      Any assertion by the DUSA Indemnitees (or any of them) that the Sirius Shareholders are liable under the terms of this Section 13.1 must be made in a writing delivered to the Shareholders' Representatives and shall be subject to the limitations set forth below.

      13.2 INDEMNIFICATION OF THE SIRIUS SHAREHOLDERS. DUSA shall protect, defend, indemnify and hold harmless each Sirius Shareholder from and against any and all Damages actually sustained or incurred by any of them, directly or indirectly, as a result of, in connection with, related to or arising out of (a) a Material breach of any representation, warranty or covenant made by DUSA in this Agreement, (b) any action taken by DUSA, whether prior to or after the Closing, resulting in the failure of the transaction to qualify as a tax-free reorganization, or (c) all Taxes of Sirius (and claims with respect to such Taxes) with respect to all taxable periods beginning after the Closing Date as further provided in Article XIV.

      13.3 LIMITATIONS.

            (a) No claims for breaches of representations, warranties, covenants or obligations may be brought by any DUSA Indemnitee or Sirius Shareholder after two (2) years following the Closing Date. No Person shall have any obligation to indemnify any other Person pursuant to this Agreement, unless the amount of Damages sustained or incurred with respect to a particular claim satisfy the criteria set forth in Section 2.5(c) hereof If this Agreement is terminated and the Closing does not occur, no Party shall have any obligation to indemnify any Person hereunder except with respect to any breaches of the covenants contained in Section 9.5 and Section 15.3 of this Agreement.

            (b) Any claim for indemnification made by any DUSA Indemnitee pursuant to Section 13.1 shall be satisfied, subject to the terms and conditions provided elsewhere herein, (i) first, from any applicable insurance policies covering Sirius or covering Sirius' Representatives, other than the Representation and Warranty Insurance, and (ii) second, from the Liability Escrow Account pursuant to the terms of Section 2.5 and as provided below, and
(iii) thereafter, from the Representation and Warranty Insurance, if secured by DUSA. Notwithstanding the foregoing, nothing contained herein shall be deemed to prohibit or restrict application of the amounts held in the Liability Escrow Account from being applied to the deductible amounts with respect to any applicable insurance policies to be used for indemnification pursuant to clause
(i) and (iii) hereof.

            (c) The indemnification provisions of this Article XIII shall constitute the exclusive remedy of the DUSA Indemnitees and the Sirius Shareholders, except for fraud and equitable remedies, with respect to any matter arising out of, related to or in connection with this Agreement.

            (d) If the DUSA Principal Officers (as defined below) have any Actual Knowledge (as defined below) as of the date of this Agreement as proven by Sirius in a court of competent jurisdiction or by other trier of fact as provided for in Article XVI that any Material representation or warranty made by Sirius or any Sirius Shareholder contained herein is incorrect in any Material respect as of the date of this Agreement, DUSA shall have no remedy or recourse with respect thereto. If, after the date of this Agreement and prior to the Closing Date, any of the DUSA Principal Officers are notified in writing or otherwise obtains any Actual Knowledge as proven by Sirius in a court of competent jurisdiction or by other trier of fact that any Material representation or warranty made by Sirius or any Sirius Shareholder is incorrect in any Material respect as of the date of this Agreement or the Closing Date, DUSA shall have as its sole remedy under this Agreement the option (i) to terminate this Agreement (upon providing ten (10) Business Days' written notice to Sirius and the Shareholders' Representative, during which period Sirius may cure such Material misrepresentation or Material breach of representation or warranty), or (ii) to proceed with the Closing and, upon the Closing, DUSA shall be conclusively deemed to have waived all claims under this Agreement relating only to such Material misrepresentation or Material breach of representation or warranty. For purposes of this Section 13.3(d), "DUSA Principal Officers" means the following officers and/or employees of DUSA: (i) Dr. Geoffrey Shulman, Chairman and Chief Executive Officer, (ii) Mr. Robert Doman, President and Chief Operating Officer,
(iii) Mr. Richard Christopher, Vice President, Finance and Chief Financial Officer, (iv) Mr. Michael Todisco, Controller, and (v) Mr. Scott Lundahl, Vice President, Regulatory Affairs and Intellectual Property. Also for purposes of this Section 13.3(d), "Actual Knowledge" means information that comes to such Principal Officers without obligation to make any investigation or inquiry of any kind by or on behalf of such Principal Officers.

      13.4 GENERAL PROVISIONS.

            (a) All payments made by DUSA or any Sirius Shareholder, as the case may be, under this Article XIII shall be treated as adjustments to the Consideration for all Tax purposes.

            (b) The obligations of DUSA and the Sirius Shareholders in respect of a claim for indemnification under this Agreement shall not include any special, exemplary or consequential damages, including business interruption or lost profits, or any punitive damages.

            (c) DUSA and the Sirius Shareholders shall take all reasonable steps to mitigate their respective Damages upon and after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

            (d) Upon making any indemnification payment, the indemnitor will, to the extent of such payment, be subrogated to all rights of the indemnitee against any third party in respect of the Damages to which the payment relates. Without limiting the generality of any other provision hereof, each such indemnitor and indemnitee will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

            (e) DUSA agrees that the aggregate amount of indemnification to which it is entitled from one or more Sirius Shareholders in connection with any or all claims made by DUSA under this Article XIII shall be expressly and exclusively limited to the Liability Escrow Amount.

            (f) The Sirius Shareholders expressly agree that any indemnification obligation of Sirius may be, to the extent provided for in this Article XIII, satisfied from the Liability Escrow Account.

      13.5 PROCEDURES FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

            (a) For the purposes of this Section 13.5, the term "Indemnitee" shall refer to the Person(s) being indemnified, or entitled or claiming to be entitled to be indemnified pursuant to Section 2.5, 13.1 or 13.2 and "Indemnitor" shall refer to the Person(s) having the obligation to indemnify pursuant to such provisions.

            (b) An Indemnitee shall, promptly after receiving notice of or becoming aware of any claim, including Third Party claims against it, but in any event within one hundred twenty (120) days thereof, give written notice to the Indemnitor. Such notification shall describe in reasonable detail (to the extent known by the Indemnitee) the facts constituting the basis for such claim and the amount of the claimed Damages; provided, however, that the failure to notify any Indemnitor will relieve the Indemnitor of any liability or obligation that it may have to such Indemnitee. A DUSA Indemnitee shall have satisfied this written notice requirement by giving such notice to the Shareholder Representatives on behalf of the Sirius Shareholders.

            (c) An Indemnitor will be entitled to participate in any Proceeding in connection with its obligations hereunder and, to the extent that the Indemnitor wishes (unless the Indemnitor is also a party to such Proceeding and the Indemnitee determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Proceeding, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Agreement for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnitee in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnitor assumes the defense of a Proceeding:

                  (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;

                  (ii) the Indemnitor will have no liability with respect to any compromise or settlement of such claims effected without its consent, other than reasonable, documented costs of investigation.

                  (iii) the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor;

                  (iv) the Indemnitee may participate by its own counsel and at its own expense in the defense of such Third Party claim.

            (d) In the event the Indemnitee is, directly or indirectly, conducting the defense against any claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee, and the Indemnitor may participate by its own counsel at its own expense in the defense of such Third Party claim.

            (e) Except for the settlement of a Third Party claim which involves the payment of money only, with respect to which the Indemnitor has agreed to indemnify the Indemnitee, no Third Party claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed. No

Third Party claim may be settled by an Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

      13.6 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Person from whom indemnification is sought.

                                   ARTICLE XIV
                                   TAX MATTERS

      14.1 TAX ALLOCATION. The following provisions shall govern the allocation of responsibility as between DUSA and the Sirius Shareholders for certain tax matters following the Closing Date:

            (a) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of Sirius for the Pre-Closing Tax Period shall be determined based on an interim Closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Sirius holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Sirius for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

            (b) DUSA shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Sirius that are filed after the Closing Date. At the written request of the Sirius Shareholders, DUSA shall permit the Sirius Shareholders (through the Shareholder Representatives) to review and comment on each such Tax Return covering a Straddle Period prior to filing.

            (c) DUSA, Sirius and the Sirius Shareholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 14.1(d) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any Material provided hereunder. Sirius and the Sirius Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to Sirius relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by DUSA or the Sirius Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Sirius or the Sirius Shareholders, as the case may be, shall allow the other Party to take possession of such books and records. DUSA shall have responsibility for handling any audits of pre-Closing tax periods which occur after the Closing Date.

                  (i) DUSA and the Sirius Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (ii) DUSA and the Sirius Shareholders further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

            (d) All tax-sharing agreements or similar agreements with respect to or involving Sirius shall be terminated as of the Closing Date and, after the Closing Date, Sirius shall not be bound thereby or have any liability thereunder.

                                   ARTICLE XV
                               GENERAL PROVISIONS

      15.1 EXPENSES. DUSA will bear its expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants. Additionally, DUSA shall be responsible to pay when due all transfer, documentary, sales, use, value added, stamp, registration, goods and services taxes, as well as all conveyance fees, recording charges and other fees and charges, incurred in connection with the transactions contemplated by this Agreement, regardless of whether the obligation to pay any such taxes, fees or charges would otherwise be the obligation of Sirius or the Sirius Shareholders under applicable law or by custom or practice. The parties hereto acknowledge that Sirius shall pay all Expenses in connection with this Agreement as provided in Section 6.3(a)(ii).

      15.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as DUSA and Sirius shall reasonably determine. Sirius and DUSA will consult with each other concerning the means by which the public and Sirius's employees, distributors, customers, and suppliers and others having dealings with Sirius will be informed of the transactions contemplated herein and no announcement shall be made by any party without the prior written consent of DUSA in the case of a proposed announcement by Sirius or of Sirius in the case of a proposed announcement by DUSA; provided, however, that this Section 15.2 shall not apply to DUSA's obligations to comply with applicable state and federal securities laws and the rules and regulations of the National Association of Securities Dealers and the NASDAQ National Market.

      15.3 CONFIDENTIALITY. The provisions of the Mutual Confidential Agreement Disclosure between Sirius and DUSA dated June 20, 2005 ("Confidentiality Agreement") will continue in full force and effect and will survive the execution and delivery of this Agreement.

      15.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to the other parties):

If to Sirius:                               With a copy to:

Sirius Laboratories, Inc.                   Seyfarth Shaw LLP
100 Fairway Drive, Suite 130                55 East Monroe Street, Suite 4200
Vernon Hills, Illinois 60061                Chicago, Illinois 60603-5803
Attention: President and CEO                Attention: Deborah Gordon, Esq.
Telephone: No.: (847) 969-2424              Telephone: No.: (312) 781-8620
Facsimile No.: (847) 968-2484               Facsimile No.: (312) 269-8869

or, at such other address as Sirius or the Sirius Shareholders may designate by advance written notice to the other parties hereto; and

If to the Shareholders Representative(s):   and to:

Frank Pollard                               Jeffrey Bernstein
3615 RFD                                    49 E. Division Street
Long Grove, Illinois 60047                  Chicago, Illinois 60611
Telephone No.: (847) 540-0413               Telephone No.: (312) 787-2573
                                            Facsimile No.: (312) 787-2682

with a copy to: Seyfarth Shaw LLP (set forth above); or, in each case, at such other address such Shareholder Representatives or the Sirius Shareholders may designate by advance written notice to the other parties hereto; and

If to DUSA:                                 With a copy to:

DUSA Pharmaceuticals, Inc.                  Reed Smith LLP
25 Upton Drive                              Princeton Forrestal Village
Wilmington, Massachusetts 01887             136 Main Street, Suite 250
Attention:  President and COO               P.O. Box 7839
Telephone: No.: (978) 657-7500              Princeton, New Jersey 08543-7839
Facsimile No.: (978) 909-1016               Attention: Nanette W. Mantell, Esq.
                                            Telephone No.: (609) 987-0050
                                            Facsimile No.: (609) 951-0824

or at such other address as DUSA may designate by advance written notice to the other parties hereto.

      15.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      15.6 FURTHER ASSURANCES. The parties agree before and after Closing: (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      15.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      15.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (other than the Confidentiality Agreement, which shall survive the execution and/or termination of this Agreement in accordance with its terms) and constitutes (along with the documents referred to in this Agreement and the Confidentiality Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties.

      15.9 DISCLOSURE SCHEDULES.

            (a) If and to the extent any information required to be furnished in any Schedule is contained in another Schedule, such information will be deemed to be included in all Schedules in which such information is required to be included, to the extent such disclosure is reasonably apparent on its face to be applicable to such other Schedule.

            (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules, the statements in the body of this Agreement shall control.

      15.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights or delegate its obligations under this Agreement without the prior consent of the other parties, except that DUSA may assign its rights or delegate its obligations hereunder to its Affiliates so long as DUSA remains ultimately liable for all of DUSA's obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      15.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      15.12 ARTICLE AND SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article," "Articles," "Section" or "Sections" refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      15.13 GOVERNING LAW. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

      15.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                                   ARTICLE XVI
                               DISPUTE RESOLUTION

      16.1 ARBITRATION. Except as specified in Section 16.2 below, any dispute, controversy or other claim, including for indemnification pursuant to Article XIII, whether based on contract, tort, statute or other legal theory (including but not limited to claims of fraud or misrepresentation), arising out of or relating to this Agreement (including but not limited to its validity, interpretation, performance or breach) shall be resolved exclusively by arbitration pursuant to the then-current Commercial Rules and supervision of the American Arbitration Association ("AAA"). The arbitration shall be held in New York, New York. Each Party (the applicable Sirius Shareholders, as one party, and DUSA (and any applicable Person claiming by or through DUSA, including the DUSA Indemnitees), as one party) shall appoint one arbitrator within thirty (30) days after receipt by the respondent of the notice of arbitration. The two arbitrators appointed pursuant to the preceding sentence shall, within thirty
(30) days after their appointment, appoint a third, presiding arbitrator. If either Party fails to nominate an arbitrator, or the two arbitrators appointed by the parties are unable to appoint a presiding arbitrator within the stated periods, the second or presiding arbitrator, as the case may be, shall be appointed by the AAA. All arbitrators shall be fluent in English and all hearings shall be conducted in the English language and shall have knowledge of the pharmaceutical industry and relevant markets. The arbitrators shall, by majority vote, render a written decision stating reasons therefor. The arbitrators shall not have the power to award punitive or exemplary damages, or any damages excluded by, or in excess of any limitations expressed in this Agreement. The arbitrators' decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects of this Agreement shall be interpreted in accordance with, and the arbitrators shall apply and be bound to follow the laws set forth in this
Section 16.1. The costs and expenses of the arbitration shall be paid as the arbitrators determine. Any cash award shall be payable in United States dollars through a bank in the United States.

      16.2 JUDICIAL PROCEEDINGS. Each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party in order to enforce the instituting party's rights hereunder through specific performance, injunction or similar equitable relief.

                            [Signature Page Follows.]

                                                                  EXECUTION COPY

      IN WITNESS WHEREOF, the parties have executed and delivered this Merger Agreement as of the date first written above.

                                     SIRIUS LABORATORIES, INC.

                                     By: /s/ Frank R. Pollard
                                         ---------------------------------------
                                     Name:  Frank R. Pollard
                                     Title: Vice Chairman

                                     DUSA PHARMACEUTICALS, INC.

                                     By:/s/ D. Geoffrey Shulman
                                         ---------------------------------------
                                     Name: D. Geoffrey Shulman, MD, FRCPC
                                     Title: Chairman and Chief Executive Officer

                                     THE SHAREHOLDERS

                                     /s/ Frank R. Pollard
                                     -------------------------------------------
                                     Frank R. Pollard

                                     /s/ Jean E. Pollard
                                     -------------------------------------------
                                     Jean E. Pollard

                                     /s/ Jeffrey R. Bernstein
                                     -------------------------------------------
                                     Jeffrey R. Bernstein Ph.D.

                                     /s/ Carole Bernstein
                                     -------------------------------------------
                                     Carole Bernstein

                                     /s/ Joel Bernstein
                                     -------------------------------------------
                                     Joel Bernstein, M.D.

                                     /s/ David Bernstein
                                     -------------------------------------------
                                     David Bernstein

                                     /s/ Rebecca Zelkin
                                     -------------------------------------------
                                     Rebecca Zelkin

                                     /s/ Frank R. Pollard
                                     -------------------------------------------
                                     Frank R. Pollard, Jr.

                                     /s/ Scott E. Pollard
                                     -------------------------------------------
                                     Scott E. Pollard

                                     /s/ Brett A. Pollard
                                     -------------------------------------------
                                     Brett A. Pollard

                                     /s/ Garry R. Barnes
                                     -------------------------------------------
                                     Garry R. Barnes

                                     /s/ Luanna Barnes
                                     -------------------------------------------
                                     Luanna Barnes

                                     /s/ Keyoumars Soltani
                                     -------------------------------------------
                                     Keyoumars Soltani

                                     For Saeed Soltani
                                     -------------------------------------------
                                     Saeed Soltani
                                     Power of attorney copy enclosed

                                     /s/ David H. Whitney
                                     -------------------------------------------
                                     David H. Whitney


Schedules and exhibits omitted pursuant to item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

                                       2